Exhibit (d)(1)

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

FL HOLDING CV,

MAGNOLIA ACQUISITION CORP.,

FOREST LABORATORIES, INC.

and

CLINICAL DATA, INC.

Dated as of February 22, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Annex A	Conditions to the Offer

Exhibit A	Form of Contingent Value Right Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 22, 2011 (this “Agreement”), among FL HOLDING CV, an entity organized under the laws of the Netherlands (“Parent”), MAGNOLIA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), FOREST LABORATORIES, INC., a Delaware corporation and the indirect parent of Parent (the “Guarantor”) and CLINICAL DATA, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent and Purchaser have proposed to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser make a cash tender offer (as it may be amended from time to time, the “Offer”) to acquire all of the outstanding (a) shares of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”) for (i) $30.00 per Company Share (such amount, or any greater amount per Company Share paid pursuant to the Offer, as such amount may be adjusted pursuant to Section 2.1(g), the “Cash Portion”), net to the holder thereof in cash and (ii) the contractual right, pursuant to the Contingent Value Right Agreement, to receive one or more contingent payments upon the achievement of certain milestones as set forth in the Contingent Value Right Agreement (the “CVR Portion” and, together with the Cash Portion, the “Per Share Amount”), (b) the Laurus Warrant, at the price set forth herein; (c) 2005 Warrants, at the price set forth herein; (d) 2006 Warrants, at the price set forth herein; (e) 2008 Warrants, at the price set forth herein; (f) 2009 Warrants, at the price set forth herein; and (g) Company Notes, at a price set forth herein, on the terms and subject to the conditions set forth in this Agreement and the Offer;

WHEREAS, it is proposed that, following the successful completion of the Offer and regardless of whether the Offer is successfully completed, upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law, Purchaser will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted for payment pursuant to the Offer (other than Appraisal Shares (as defined herein)) will thereupon be canceled and converted solely into the right to receive the same consideration therefor that was payable in the Offer, on the terms and subject to the conditions set forth herein, and each In-the-Money Warrant or Company Note that is not tendered and accepted for payment pursuant to the Offer will thereupon be canceled, as permitted by the terms thereof, and converted solely into the right to receive the consideration set forth herein, on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved the Offer, the Merger, this Agreement and the Support Agreement, and (i) determined that this Agreement, the Support Agreement and the Transactions are advisable, fair to and in the best interests of the holders of Company Shares, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iii) resolved to recommend that the Company’s stockholders, warrant holders and note holders tender their Company Shares, In-the-Money Warrants and Company Notes pursuant to the Offer and (to the extent necessary) adopt this Agreement;

WHEREAS, the boards of directors of Parent and Purchaser have each approved and declared advisable this Agreement, the Offer and the Merger and authorized and approved the execution and delivery of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Purchaser and certain officers and directors of the Company, in their capacities as stockholders of the Company, are entering into a Tender and Support Agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, such stockholders will (i) tender all of their Company Shares, Company Notes and In-the-Money Warrants into the Offer, and (ii) vote all of such Company Shares (to the extent necessary) in favor of the adoption of this Agreement, in each case subject to the conditions set forth therein, and the Company Board has approved the execution and delivery of the Support Agreement by such stockholders of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Guarantor has unconditionally guaranteed all obligations of Parent and Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

1.	DEFINITIONS.

1.1	Definitions.

(a)	For purposes of this Agreement:

“2005 Warrants” shall mean those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of November 17, 2005, between the Company and the Investors named therein.

“2006 Warrants” shall mean those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of June 13, 2006, between the Company and the Investors.

“2007 Warrants” means those certain warrants originally issued by Avalon Pharmaceuticals, Inc. pursuant to that certain Purchase Agreement, dated May 24, 2007, between Avalon Pharmaceuticals, Inc. and the Investors named therein.

“2008 Warrants” means those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated September 26, 2008, between the Company and the Purchasers named therein.

“2009 Warrants” means those certain warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated February 25, 2009, between the Company and the Buyers named therein.

“2005 Warrant Payment Amount” means, with respect to any 2005 Warrant, (i) the product of (a) the amount by which $30.50 exceeds the per share exercise price of the 2005 Warrant, multiplied by (b) the number of Company Shares subject to such 2005 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2005 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2006 Warrant Payment Amount” means, with respect to any 2006 Warrant, (i) the product of (a) the amount by which $30.68 exceeds the per share exercise price of the 2006 Warrant, multiplied by (b) the number of Company Shares subject to such 2006 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2006 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2008 Warrant Payment Amount” means, with respect to any 2008 Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the 2008 Warrant multiplied by (b) the number of Company Shares subject to such 2008 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2008 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“2009 Warrant Payment Amount” means, with respect to any 2009 Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the 2009 Warrant multiplied by (b) the number of Company Shares subject to such 2009 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the 2009 Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Acceptance Time” means the first time at which Purchaser accepts for payment any Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer.

“Acquisition Proposal” means any proposal or offer made by any Third Party for: (i) any direct or indirect acquisition by such Third Party (by means of a merger, tender offer, share exchange, issuance of securities or otherwise), of beneficial ownership or control of more than 15% of the outstanding Equity Interests of the Company; (ii) any direct or indirect acquisition by such Third Party of beneficial ownership or control of, or the rights (whether by assignment, lease, license or otherwise) to, rights or assets of the Company and its Subsidiaries representing more than 15% of the consolidated assets of the Company and the Company Subsidiaries; or (iii) any combination of the foregoing.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“business day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“cGMP” means the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, all applicable FDA guidance, FDA current review and inspection standards, and current industry standards for the manufacture, warehousing, packaging, and distribution of oral drug products for human use, including all standard operating procedures and quality assurance documents of the Company and its contract manufacturers, and the respective counterpart requirements promulgated by Governmental Authorities in countries outside the United States where any other oral drug product is or was previously manufactured, produced, distributed, marketed, sold or developed by the Company or any Company Subsidiary, including any amendments or revisions thereto.

“Clinical Company Products” means Viibryd, Stedivaze and PRX-8066.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company DSU” means the deferred stock units issued by the Company under the Company Option Plans, pursuant to which Company Shares may be issued.

“Company Intellectual Property” means all Intellectual Property in which the Company or a Company Subsidiary has an ownership interest, a license or other rights.

“Company Notes” means those certain Convertible Notes dated February 25, 2009 issued by the Company pursuant to that certain Securities Purchase Agreement dated February 25, 2009 by and among the Company, New River Management V, LP and RJK, L.L.C. and in an aggregate principal amount of $50,000,000.

“Company Note Payment Amount” means, with respect to a particular Company Note, (a) the product of the Cash Portion multiplied by the maximum number of Company Shares into which such Company Note is convertible immediately prior to the Acceptance Time or the Effective Time, as applicable and (b) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon conversion in full of the Company Note as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Company Option” means an option to purchase Company Shares from the Company, whether granted by the Company pursuant to a Company Option Plan or otherwise.

“Company Option Payment Amount” means, with respect to a particular Company Option (whether or not then exercisable), (a) the product of (i) the amount, if any, by which (x) the Cash Portion exceeds (y) the per share exercise price of such Company Option, multiplied by (ii) the number of Company Shares subject to such Company Option as of immediately prior to the Effective Time and (b) the right to receive the CVR Portion with respect to the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time; provided, however, that, to the extent the amount payable under (a) is zero dollars, the amount payable under (b) shall be reduced by the aggregate amount by which the exercise price of such Company Shares subject to such Company Option is more than the product of the Cash Portion multiplied by the number of shares subject to such Company Option, as provided in the Contingent Value Right Agreement. The Company Option Payment Amount shall be zero with respect to a Company Option that has a per share exercise price that exceeds $36.00.

“Company Option Plans” means, collectively, the Company’s Amended and Restated 2005 Equity Incentive Plan, the Clinical Data, Inc. 2002 Incentive and Stock Plan and the Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan.

“Company Products” means Viibryd and Stedivaze and any other clinical or pre-clinical products owned by, or licensed to, the Company or any Company Subsidiary, or which the Company or any Company Subsidiary is currently developing, manufacturing, using or holding for use.

“Company Subsidiary” means any direct or indirect subsidiary of the Company.

“Company Warrant” means a warrant to purchase Company Shares from the Company, issued or assumed by the Company.

“Company Warrant Payment Amount” means the Laurus Warrant Payment Amount, 2005 Warrant Payment Amount, 2006 Warrant Payment Amount, 2008 Warrant Payment Amount and 2009 Warrant Payment Amount.

“Contingent Value Right” is the right to receive consideration pursuant to the Contingent Value Right Agreement.

“Contingent Value Right Agreement” is that certain contingent value right agreement in substantially the form attached hereto as Exhibit A, to be executed and delivered by Parent, Guarantor and the Rights Agent at or prior to the earlier to occur of the Acceptance Time and the Effective Time.

“Continuing Director” means any member of the Company Board, while such person is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was a member of the Company Board prior to the date of this Agreement, and any successor of a Continuing Director while such successor is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

“Contract” means any credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product to which the Company or any Company Subsidiary is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyright Rights” means rights with respect to published and unpublished original works of authorship, whether registered or not, including databases and other compilations of information, computer software, middleware, user interface, source code, object code, algorithms, and the like, and user manuals and other training documentation related thereto, copyrights and moral rights therein and thereto, including registrations thereof and applications therefor, and all derivative works, renewals, extensions, restorations and reversions thereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

“Environmental Laws” means any Legal Requirements relating to: (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or human health.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor (other than, in each case, investments in marketable securities and cash equivalents).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration or any successor Governmental Authority thereto.

“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“FDA Approval” means approval by the FDA of a New Drug Application.

“GATX Warrant” means that certain warrant, dated May 14, 2001, originally issued by Avalon Pharmaceuticals, Inc. to GATX Ventures, Inc.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign governmental authority or body or quasi-governmental authority or body (including any governmental division, department, agency, commission, organization, court or other tribunal).

“Hazardous Substances” means: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material, pollutant or waste (A) regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any other Environmental Law or (B) that can cause harm to living organisms, human welfare or the environment.

“Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Authorities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Warrant” means the Laurus Warrant, a 2005 Warrant, a 2006 Warrant, a 2008 Warrant or a 2009 Warrant.

“Intellectual Property” means any and all (i) Patent Rights; (ii) Copyright Rights; (iii) Trademark Rights; and (iv) Trade Secret Rights; and (v) all other intellectual property or proprietary rights (in each case whether or not subject to statutory registration or protection).

“Intervening Event” means a material event or material change in circumstances occurring or arising after the date hereof relating to the business of the Company and the Company Subsidiaries which (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board or officers of the Company nor reasonably foreseeable as of or prior to the date hereof and (iii) becomes known to or by the Company Board or officers of the Company prior to the Effective Time; provided, however, that in no event shall an Intervening Event include events relating to (w) clearance of the Offer and the Merger under the HSR Act, (x) the receipt or announcement of an Acquisition Proposal, (y) any event or change relating to Parent or Purchaser or (z) in and of itself, any introduction into the marketplace of new or modified products or services by the Company or any Company Subsidiary.

“IP Governmental Authority” means the United States Patent and Trademark Office, the United States Copyright Office, or any foreign equivalent of any of the foregoing, or any other foreign or multinational government, regulatory or administrative agency, commission, authority, or other governmental instrumentality that accepts filings of intellectual property applications or issues or approves registrations of intellectual property.

“IRS” means the United States Internal Revenue Service.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge, of the directors, executive officers and corporate officer with human resources responsibility of the Company after, in the case of such officers, reasonable inquiry; it being understood and agreed that discussions with individuals (whether inside or outside the Company) having primary responsibility for such matter and a review of such officer’s files shall constitute reasonable inquiry. With respect to matters involving Intellectual Property, “reasonable inquiry” does not require the executive officers to conduct or obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the executive officers or the direct reports of any of the foregoing (other than with respect to any freedom-to-operate or similar opinions or Intellectual Property clearance searches that have been actually conducted, obtained or made by the Company prior to the date hereof).

“Laurus Warrant” shall mean that certain warrant, dated August 31, 2006, issued by the Company to Laurus Master Fund, Ltd.

“Laurus Warrant Payment Amount” means, with respect to the Laurus Warrant, (i) the product of (a) the amount by which the Cash Portion exceeds the per share exercise price of the Laurus Warrant, multiplied by (b) the number of Company Shares subject to the Laurus Warrant as of immediately prior to the Acceptance Time or the Effective Time, as applicable, and (ii) the right to receive the CVR Portion with respect to each of the total number of Company Shares that would have been issuable upon exercise in full of the Laurus Warrant as of immediately prior to the Acceptance Time or Effective Time, as applicable.

“Legal Proceeding” means any legal claim, suit, action or investigation or administrative, arbitral or other proceeding.

“Legal Requirement” means any law, rule, regulation, statute, code, order, decree,

judgment, prohibition, restraint, writ or ordinance enacted, adopted or promulgated by any Governmental Authority, and the common law.

“Lien” means any liens, mortgages, encumbrances, pledges or security interests.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and no adverse effect directly or indirectly arising or resulting from or relating to any of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions; (B) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to facts, circumstances, developments or conditions generally affecting any of the industries or industry sectors in which the Company or any of the Company Subsidiaries operates; (C) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of any currency; (D) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event; (E) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders or any litigation) arising directly from the announcement or pendency of this Agreement, the Offer or the Merger (it being understood that this clause (E) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement); (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); (G) any adverse effect arising directly from or otherwise relating directly to (1) any action taken by the Company or any of the Company Subsidiaries at the written direction of Parent or (2) any action specifically required to be taken by the Company, or the omission of any action by the Company that is specifically prohibited, by the terms of this Agreement (it being understood and agreed that subclause (2) of this clause (G) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement); (H) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in any Legal Requirement; (I) any decline in the Company’s stock price, in and of itself (it being understood that any occurrence or state of facts that may have caused or contribute to such decline may be taken into consideration when determining whether a Material Adverse Effect has occurred); (J) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any request or requirement by any Governmental Authority that Parent, the Company or any of the Company Subsidiaries enter into any voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or other agreement or arrangement with respect to any assets or operations of the Company or any of the Company Subsidiaries or any securities of any Company Subsidiary; and (K) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in accounting principles or the application thereof; except, in the case of clauses (A), (B), (C), (D), (H) and (K) to the extent that the applicable matter has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and the Company subsidiaries primarily operate (it being understood that only the incremental and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Material Adverse Effect).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its subsidiaries as of December 30, 2010.

“Nasdaq” means the Nasdaq Global Market.

“on a fully diluted basis” means, as of any date, the number of Company Shares then issued and outstanding plus all Company Shares which the Company may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding (whether or not then vested or exercisable and regardless of the conversion or exercise price thereof), including Company DSUs, Company Notes, Company Options and Company Warrants, in each case, as of such date.

“Organizational Documents” means (a) with respect to any Entity that is a corporation, such corporation’s certificate or articles of incorporation and by-laws, (b) with respect to any Entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (c) with respect to any other Entity, such Entity’s organizational or charter documents.

“Patent Rights” means rights with respect to issued patents, utility models and inventor’s certificates, including, in each case, applications therefor (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, inventors’ certificates, invention disclosures, data package exclusivity, and similar instruments, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable; (b) Liens that are landlord’s, mechanics or other statutory liens that have arisen in the ordinary course of business consistent with past practice; (c) Liens that are transfer restrictions under the Securities Act or under the securities laws of any state of the United States or foreign jurisdiction; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; and (f) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company and its Subsidiaries.

“person” or “Person” means an individual or Entity.

“Proxy Clearance Date” means the date, at least ten calendar days after the filing of the preliminary Proxy Statement with the SEC, on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration or other movement or presence in, into or through the environment (including without limitation, ambient air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Representatives” of a particular person means the directors, officers, employees, agents, advisors (including financial and legal advisors) and other representatives of such person.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other Entity means an Entity with respect to which such other Entity directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such other Entity to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (b) at least 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” means any bona fide written offer obtained after the date hereof and not resulting from a breach of this Agreement by the Company to acquire, directly or indirectly, over 50% of the outstanding voting equity securities of the Company or assets of the Company and its subsidiaries on a consolidated basis, and which is on terms that the Company Board determines in its good faith judgment (after consultation with its outside counsel and its financial advisor) would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Transactions, taking into account at the time of determination all relevant circumstances, including the likelihood of completion, any contingencies (including financing contingencies), various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement; provided, that a transaction that relates principally to obtaining a license or sublicense of rights to a Company Product may not constitute a “Superior Proposal.”

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes.

“Tax Returns” means Tax returns required to be filed by the Company and the Company Subsidiaries with any Governmental Authorities with respect to taxable periods ending before the Acceptance Time.

“Third Party” means any person other than (i) Parent, Purchaser and Parent’s other subsidiaries, (ii) the Company and the Company Subsidiaries, and (ii) the respective Representatives and affiliates of Parent and the Company and their respective subsidiaries.

“Trade Secret Rights” means rights with respect to trade secrets, nonpublic know-how and show-how, and other confidential and proprietary information, including business plans, schematics, algorithms, concepts, research and development information, data, product specifications, processes, records and other documentation outlining manufacturing and other processes, compounds, formulae, ideas, inventions, discoveries, drawings, prototypes, models, designs, software and databases (including middleware, user interface, source code, and object code), and customer, patient, and supplier information and lists.

“Trademark Rights” means rights with respect to trademarks, service marks, certification marks, collective marks, trade names, trade dress, corporate names and domain names, including registrations thereof and applications therefor.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Support Agreement, including the Offer, the Top-Up Option and the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, excise and similar Taxes assessed upon or incurred in connection with the transactions contemplated by this Agreement.

“Uncured Inaccuracy” means, as of a particular date, with respect to a representation or warranty of a party to this Agreement, that such representation or warranty was inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured in all respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another specified date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of such specified date, and the inaccuracy in such representation or warranty shall not have been cured in all respects since such specified date.

The following terms have the meanings given to such terms in the Sections or other provisions set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Arrangements	4.23
Appraisal Shares	3.8(c)
Capitalization Date	4.3(a)
Cash Portion	Recitals
Certificate of Merger	3.2(b)
Certificates	3.9(b)
Change in Recommendation	7.4(d)
Closing	3.2(a)
Closing Date	3.2(a)
Company	Preamble
Company Board	Recitals

Company Board Recommendation	2.4(a)
Company Common Stock	Recitals
Company Material Contract	4.17(a)(xvi)
Company SEC Documents	4.7(a)
Company Shares	Recitals
Compensation Committee	4.23
Confidentiality Agreement	2.4(c)
Continuing Employees	7.5(a)
Contractors	4.11(f)
CVR Portion	Recitals
Disclosure Schedule	4
Effective Time	3.2(b)
Employment Compensation Arrangement	4.23
End Date	9.1(c)
ERISA	4.10(a)
ERISA Affiliate	4.10(a)
Fairness Opinion	4.22
FDA Ethics Policy	4.21(g)
Filed Company SEC Document	4
Guarantor	Preamble
Indemnified Person	7.6(e)
Initial Expiration Date	2.1(d)
Insurance Policies	4.18
Leased Real Property	4.13
Legal Requirements	2.5(c)
Merger	Recitals
Minimum Condition	Annex A
Multiemployer Plan	4.10(c)
Multiple Employer Plan	4.10(c)
Obligations	10.17
Offer	Recitals
Offer Commencement Date	2.1(a)
Offer Conditions	2.1(b)
Offer Documents	2.2(a)
Offer End Date	2.1(d)
Offer Termination	2.1(e)
Parent	Preamble
Parent Expenses	9.3(c)
Paying Agent	3.9(a)
Permits	4.6(a)
Per Share Amount	Recitals
Plans	4.10(a)
Preferred Shares	4.3(a)
Proxy Statement	7.1(b)
Purchaser	Preamble
Recommendation Change Notice	7.4(d)

Registered Company IP	4.14(a)
Regulatory Authorizations	4.21(a)
Required Stockholder Vote	4.4(c)
Required Governmental Approval	Annex A
Rights Agent	3.9(a)
Schedule 14D-9	2.4(a)
Stockholders’ Meeting	7.1(a)
Support Agreement	Recitals
Surviving Corporation	3.1
Tail Policy	7.6(c)
Termination Fee	9.3(a)
Top-Up Option	2.5(a)

2.	THE OFFER.

2.1 Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Section 9, as promptly as practicable, but in any event within ten business days after the date of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for the following: (i) all of the outstanding Company Shares (including any Company Shares subject to repurchase rights in favor of the Company), at a price per Company Share equal to the Per Share Amount; (ii) all of the outstanding In-the-Money Warrants, at a price per In-the-Money Warrant equal to the applicable Company Warrant Payment Amount; and (iii) all of the outstanding Company Notes, at a price per Company Note equal to the applicable Company Note Payment Amount. (The date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”).

(b) Subject to the Company’s right to require that Purchaser extend the Offer pursuant to Section 2.1(d), as promptly as practicable on the later of (i) the earliest date as of which Purchaser is permitted under applicable Legal Requirements to accept for payment Company Shares, In-the-Money Warrants and Company Notes tendered (and not validly withdrawn) pursuant to the Offer, and (ii) the earliest date as of which each of the conditions set forth in Annex A (the “Offer Conditions”) shall have been satisfied or waived, Purchaser shall (and Parent shall cause Purchaser to) accept for payment all Company Shares, In-the Money Warrants and Company Notes tendered pursuant to the Offer (and not validly withdrawn). The obligation of Purchaser to accept for payment Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer shall be subject to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the acceptance for payment of any Company Shares, In-the-Money Warrants and Company Notes tendered pursuant to the Offer, Purchaser shall pay for such Company Shares, In-the-Money Warrants and Company Notes in compliance with Rule 14e-1(c) under the Exchange Act. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required (but may elect, in its discretion) to offer to purchase in the Offer, or accept for payment or (subject to the rules and regulations of the SEC) pay for, (x) any Company Warrant that has an expiration date that would occur earlier than the third business days following the expiration date of the Offer (as may be extended pursuant to Section 2.1(d)) or (y) any Company Warrant that is not an In-the-Money Warrant.

(c) Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), to increase the Per Share Amount payable in the Offer and/or to modify the other terms of the Offer. However, notwithstanding the foregoing or anything else to the contrary contained in this Agreement, neither Parent nor Purchaser shall (without the prior written consent of the Company):

(i) change or waive the Minimum Condition (as defined in Annex A);

(ii) decrease the number of Company Shares, In-the-Money Warrants or Company Notes sought to be purchased by Purchaser in the Offer;

(iii) reduce the Per Share Amount to be paid pursuant to the Offer;

(iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(d));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions; or

(vii) amend, modify or supplement any of the terms of the Offer in any manner materially adversely affecting, or that would reasonably be expected to materially adversely affect, any of the holders of Company Shares, Company In-the-Money or Company Notes, in each case, in their capacity as such a holder.

(d) The Offer shall initially expire at midnight, New York City Time, on the date (the “Initial Expiration Date”) that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, subject to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 9, then Purchaser may, and if so requested in writing by the Company prior to the then scheduled expiration of the Offer, Purchaser shall extend the Offer and its expiration date beyond the Initial Expiration Date for one or more periods of not more than five business days each (or such other number of Business Days as the parties may agree) and ending no later than the End Date to permit such Offer Condition to be satisfied; provided, that the Company may not require Purchaser to extend the offer to any date that is later than the date on which the Stockholders’ Meeting is scheduled to occur. In addition, notwithstanding the satisfaction of any or all of the Offer Conditions, if the Company receives an Acquisition Proposal five or fewer business days prior to the Initial Expiration Date or such other subsequent expiration date of the Offer, and the Company provides Parent with a written request not less than one Business Day prior to the then scheduled expiration of the Offer that Purchaser extend the Offer, then Purchaser shall extend the Offer and its expiration date to such date as is necessary to ensure that the Offer does not expire until the earlier of five business days from the date of such request and the End Date, or for such shorter period as may be specified by the Company in such written request. Except as provided in Section 2.1(e), the Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 9. Notwithstanding anything herein to the contrary, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. The last date on which the Offer is required to be extended pursuant to this Section 2.1(d) is referred to as the “Offer End Date.”

(e) From and after the Offer End Date, Purchaser shall be entitled to terminate the Offer if the Offer Conditions shall not be satisfied as of the date of the Offer End Date. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination.” The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.1 and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) Purchaser may (and the Offer Documents shall reserve the right of Purchaser to) provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 under the Exchange Act of not less than three nor more than 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Company Shares, In-the-Money Warrants and Company Notes validly tendered during such subsequent offering period as promptly as practicable after any such Company Shares, In-the-Money Warrants or Company Notes are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) under the Exchange Act.

(g) If, between the date of this Agreement and the Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be adjusted to the extent appropriate.

2.2 Actions of Parent and Purchaser.

(a) On the Offer Commencement Date, Parent and Purchaser shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Purchaser’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes to the extent required by applicable Legal Requirements. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company and the Company Subsidiaries required by the Exchange Act to be set forth in the Offer Documents. Parent and Purchaser shall cause the Offer Documents to comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the holders of Company Shares, In-the-Money Warrants and Company Notes. Parent and Purchaser shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent or Purchaser (or by counsel to Parent or Purchaser) from the SEC or its staff with respect to the Offer Documents. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect, and (ii) each of Parent and Purchaser shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes. The Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 2.2(b).

(c) Without limiting the generality of Section 10.14, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Company Shares, In-the-Money Warrants and Company Notes that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement

(d) If at any time after the purchase of Company Shares pursuant to the Offer by Purchaser, (i) the outstanding Company Shares owned by Purchaser, together with any outstanding Company Shares owned by Parent and Parent’s other affiliates, shall collectively represent less than 90% of the outstanding Company Shares, (ii) for any reason the Top-Up Option is not immediately available to Parent and Purchaser to enable the Merger to become effective as soon as practicable without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, and (iii) the conversion of some or all of the Company Notes and exercise of some or all of the In-the-Money Warrants held by Purchaser would result in Purchaser, together with Parent and Parent’s other affiliates, owning sufficient outstanding Company Shares to enable the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, then Parent and Purchaser shall promptly take such action as is necessary to convert such portion of the Company Notes and as necessary exercise such portion of the In-the-Money Warrants held by Purchaser so as to enable the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL. The Company hereby agrees that so long as Purchaser owns a majority of the outstanding Company Shares on a fully diluted basis (for this purpose disregarding Company Shares issuable upon exercise of the In-the-Money Warrants owned by Purchaser), in connection with any exercise of In-the-Money Warrants by Purchaser for purposes of enabling the Merger to become effective without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL, Purchaser shall be entitled to pay the applicable exercise price under such In-the-Money Warrant in any manner permitted for payment of the exercise price under the Top-Up Option pursuant to Section 2.5(b).

2.3 Termination of Offer and Return of Tendered Securities. Unless this Agreement is terminated pursuant to Section 9.1, and except as provided in Section 2.1(e), the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 9.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares, In-the-Money Warrants and Company Notes pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Company Shares, In-the-Money Warrants and Company Notes in the Offer, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered Company Shares, In-the-Money Warrants and Company Notes to the tendering stockholders, warrant holders and note holders.

2.4 Actions of the Company.

(a) On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares, In-the-Money Warrants and Company Notes to the extent required by applicable federal securities laws and subject to the final sentence of Section 2.4(b)) disseminate to holders of Company Shares, In-the-Money Warrants and Company Notes a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.4(d), shall contain the recommendation of the Company Board that holders of Company Shares, In-the-Money Warrants and Company Notes accept the Offer and tender their Company Shares, In-the-Money Warrants and Company Notes, respectively, pursuant to the Offer and that holders of Company Shares adopt this Agreement (the “Company Board Recommendation”). Parent and Purchaser shall promptly provide the Company with all information concerning Parent and Purchaser that is required by the Exchange Act to be included in the Schedule 14D-9. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the holders of Company Shares, In-the-Money Warrants and Company Notes. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that, without limiting the Company’s obligations under Section 7.4, the Company need not give Parent and its counsel such opportunity to consult with Parent in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Shares, In-the-Money Warrants and Company Notes (subject to the final sentence of this Section 2.4(b)). Parent and Purchaser shall promptly furnish to the Company all information concerning Parent or Purchaser that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.4(b). To the extent requested by the Company, Parent shall cause the initial Schedule 14D-9 to be filed by the Company with the SEC to be mailed or otherwise disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes together with the Offer Documents disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes (it being understood that any amendments or supplements to the Schedule 14D-9 shall only be included with the Offer Documents and mailed or otherwise disseminated to the holders of Company Shares, In-the-Money Warrants and Company Notes to the extent mutually agreed by the Company and Parent). The Company hereby consents, subject to Section 7.4(d), to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish to Purchaser a list, as of the most recent practicable date, of the record holders of Company Shares, In-the-Money Warrants and Company Notes and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Purchaser with such additional information (including updated lists of holders of Company Shares, In-the-Money Warrants or Company Notes, security position listings and computer files in the Company’s possession or control) and assistance as Purchaser may reasonably request for purposes of communicating the Offer to the holders of Company Shares, In-the-Money Warrants and Company Notes. All information furnished in accordance with this Section 2.4(c) shall be held in confidence by Parent and Purchaser in accordance with the requirements of the Non-Disclosure Agreement, dated as of December 11, 2007 and amended as of May 6, 2010, between Parent and the Company (the “Confidentiality Agreement”), and shall be used by Parent and Purchaser only in connection with the communication of the Offer and the dissemination of any proxy or information statement relating to the Merger to the holders of Company Shares, In-the-Money Warrants and Company Notes. If this Agreement shall be terminated in accordance with Section 9.1, Parent and Purchaser shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

2.5 Top-Up Option.

(a) Subject to Sections 2.5(b) and 2.5(c), the Company grants to Parent and Purchaser an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Company Shares equal to the number of Company Shares that, when added to the number of actually outstanding Company Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one more than 90% of the number of Company Shares that would be outstanding immediately after the issuance of all Company Shares subject to the Top-Up

Option on a fully diluted basis (but for this purpose disregarding any Company Shares issuable upon conversion of Company Notes or exercise of Company Warrants acquired by Purchaser in the Offer); provided, however, that the Top-Up Option will not be exercisable if the foregoing number is greater than the aggregate number of Company Shares that the Company is authorized to issue under its Restated Certificate of Incorporation, as amended, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Purchaser, or, upon written request of the Company (in accordance with Section 2.5(c)), shall be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the Company Shares being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Per Share Amount. Such purchase price may be paid by Parent or Purchaser, at its election, (i) in cash, (ii) by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price or (iii) any combination thereof. Any such promissory note shall bear interest at the applicable federal rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event Parent or Purchaser elects or is required to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Company Shares that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such Company Shares by Parent or Purchaser is to take place. In the event the Company elects that Parent or Purchaser exercise the Top-Up Option, the Company shall deliver to Parent and Purchaser a written notice setting forth (A) the number of Company Shares to be purchased by Parent or Purchaser pursuant to the Top-Up Option, and (B) the place and time at which the closing of the purchase of such Company Shares by Parent or Purchaser is to take place, and, promptly following the receipt of such notice, Parent or Purchaser shall deliver to the Company a notice setting forth the manner in which Parent or Purchaser intends to pay the applicable exercise price for such Company Shares. Prior to the closing of the purchase of the Company Shares pursuant to the Top-Up Option, upon Parent’s or Purchaser’s request, the Company shall (i) cause its transfer agent to certify in writing to Parent and Purchaser the number of Company Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the Company Shares to be issued pursuant to the Top-Up Option and (ii) certify in writing to Parent and Purchaser the number of Company Shares issuable pursuant to the exercise of outstanding Company Options. At the closing of the purchase of such Company Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such shares. Notwithstanding anything to the contrary herein, Parent and Purchaser shall not be entitled to exercise the Top-Up Option, and the Company shall not be obligated to issue shares in respect thereof, if the Company reasonably determines that the exercise of the Top-Up Option would violate any Legal Requirement (it being understood and agreed that no securities exchange listing rule shall constitute a “Legal

Requirement” for purposes hereof). Parent acknowledges and agrees that the shares issued pursuant to the Top-Up Option will not be registered under the Securities Act.

(d) For the avoidance of doubt, it is acknowledged and agreed that, in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Legal Requirements, the fair value of the Appraisal Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Company Shares issued pursuant to the Top-Up Option or any promissory note delivered by Parent or Purchaser to the Company in payment for the Company Shares issued pursuant to the Top-Up Option or in payment for the Company Shares issued pursuant to the In-the-Money Warrants.

3.	THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in Section 8, and in accordance with the DGCL, at the Effective Time Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

3.2 Effective Time; Closing.

(a) The closing of the Merger (the “Closing”) shall take place at (i) if the Acceptance Time shall not have occurred at or prior to the Closing, 10:00 a.m., New York City time, on the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Section 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver, if permissible, thereof), or at such other time as the parties may agree; or (ii) if the Acceptance Time shall have occurred at or prior to the Closing, as promptly as practicable after the Acceptance Time and the satisfaction or, if permissible, waiver of the conditions set forth in Section 8. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, or certificate of ownership and merger if appropriate (in either such case, the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”) and shall make all other filings and recordings required by the DGCL. The Closing shall be held at the offices of Cooley LLP, 500 Boylston Street, Boston, MA 02116, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Section 8.

3.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

3.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Legal Requirements and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter amended as provided by Legal Requirements, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

3.5 Directors and Officers. From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and, except as determined by Parent or Purchaser prior to the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 3.6(g) and any Appraisal Shares) shall be canceled and shall be converted automatically into solely the right to receive an amount in cash, without interest, equal to the Cash Portion, plus the right to receive the CVR Portion with respect to such Company Share, payable to the holder of such Company Share, upon surrender, in the manner provided in Section 3.9, of the certificate that formerly evidenced such Company Share.

(b) Each unexercised Laurus Warrant issued and outstanding immediately prior to the Effective Time, shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the Laurus Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(c) Each unexercised 2005 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2005 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(d) Each unexercised 2006 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2006 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(e) Each unexercised 2008 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2008 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(f) Each unexercised 2009 Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled, as permitted by the terms thereof, and shall be converted automatically into solely the right to receive the 2009 Warrant Payment Amount, without interest, with respect to such Company Warrant, upon surrender, in the manner provided in Section 3.9, of such Company Warrant.

(g) Each unconverted Company Note issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into solely the right to receive the Company Note Payment Amount, without interest, with respect to such Company Note, upon surrender, in the manner provided in Section 3.9, of such Company Note.

(h) Each unexercised Company Option (with an exercise price that is less than $36) outstanding immediately prior to the Effective Time (whether or not otherwise vested and exercisable at such time) shall be canceled and shall be converted automatically into solely the right to receive the Company Option Payment Amount, without interest, with respect to such Company Option.

(i) Each Company DSU outstanding (whether or not vested) shall be canceled and shall be converted automatically into solely the right to receive an amount of cash, without interest, equal to the number of Company Shares issuable upon conversion of such Company DSU multiplied by the Cash Portion, plus the right to receive the CVR Portion with respect to each of the total number of Company Shares issuable upon conversion of such Company DSU.

(j) If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each Company Share is converted in the Merger shall be adjusted to the extent appropriate (taking into account any prior adjustments pursuant to Section 2.1(f)) for all purposes of this Section 3.

(k) Each Company Share held in the treasury of the Company and each Company Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(l) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.7 Company Warrants, Company Notes, Company Options and Company DSUs. The Company shall take all action necessary to ensure that in accordance with the Company Option Plans, employment agreements or other agreements, (i) each unexercised Company DSU shall be canceled at the Effective Time and be converted into solely the right to receive at the Effective Time the consideration set forth in Section 3.6(i), and (ii) each unexercised Company Option (with an exercise price equal to or greater than $36.00) shall be canceled at the Effective Time without consideration therefor. In accordance with the Company Option Plans, as promptly as administratively possible (and in any event no later than the first regular payroll date) after the Effective Time, the Surviving Corporation shall pay to the former holders of Company Options (with an exercise price that is less than $36.00) and former holders of Company DSUs such amounts as such holders shall be entitled to receive pursuant to Section 3.6, reduced by applicable withholding Taxes. At the Effective Time each GATX Warrant and each 2007 Warrant issued and outstanding immediately prior to the Effective Time shall be assumed by the Surviving Corporation pursuant to the terms and conditions set forth therein.

3.8 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares shall not be converted into or represent the right to receive payment in accordance with Section 3.6(a), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into, and shall thereafter represent only, the right to receive (upon the surrender of the Certificate(s) previously representing such Appraisal Shares) payment of the Per Share Amount in accordance with Section 3.6(a), without interest.

(b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Shares pursuant to Section 262 of the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and have properly demanded appraisal of the Company Shares in accordance with Section 262 of the DGCL.

3.9 Surrender of Securities; Stock Transfer Books.

(a) Prior to the Effective Time, Parent (after consultation with and approval of the Company) shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares, In-the-Money Warrants and Company Notes shall become entitled pursuant to Section 3.6, and to act as rights agent (in such capacity, the “Rights Agent”) under the Contingent Value Right Agreement. At or prior to the earlier to occur of the Acceptance Time and the Effective Time, Parent, Guarantor and the Rights Agent shall enter into the Contingent Value Right Agreement. At or prior to the Effective Time, Parent shall deposit, or cause Purchaser to deposit, with the Paying Agent the aggregate amount payable pursuant to Section 3.6 to holders of Company Shares, In-the-Money Warrants and Company Notes outstanding immediately prior to the Effective Time upon surrender of Certificates, In-the-Money Warrants and Company Notes, respectively, in accordance with this Section 3.9 provided, that Parent shall not be required to deposit the funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the Contingent Value Right Agreement. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Parent shall ensure that the Paying Agent makes payment of the funds to holders of Company Shares, In-the-Money Warrants and Company Notes in accordance with this Section 3.9. Such funds shall be invested by the Paying Agent as directed by Parent, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent. Parent shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds as described above.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Company Shares entitled to receive a cash payment pursuant to Section 3.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Company Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such Certificate, together with a properly executed letter of transmittal, the holder of such Certificate (or, under the circumstances described below, the transferee of the Company Shares previously represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(a). No interest shall accrue or be paid on the cash amount payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of such cash amount is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such cash amount to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. The cash amount paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to the Company Shares theretofore represented by such Certificates.

(c) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of In-the-Money Warrants entitled to receive a cash payment pursuant to Section 3.6(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such In-the-Money Warrants shall pass, only upon proper delivery of such In-the-Money Warrants to the Paying Agent) and instructions for use in effecting the surrender of such In-the-Money Warrants pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a In-the-Money Warrant, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such In-the-Money Warrant shall be entitled to receive in exchange therefor the Company Warrant Payment Amount for such In-the-Money Warrant, and such In-the-Money Warrant shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such In-the-Money Warrant, together with a properly executed letter of transmittal, the holder of such In-the-Money Warrant shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(b). No interest shall accrue or be paid on the cash amount payable upon the surrender of any In-the-Money Warrant for the benefit of the holder of such In-the-Money Warrant. The cash amount paid upon the surrender for exchange of a In-the-Money Warrant shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to such In-the-Money Warrant.

(d) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Company Notes entitled to receive a cash payment pursuant to Section 3.6(c) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Company Notes shall pass, only upon proper delivery of such Company Notes to the Paying Agent) and instructions for use in effecting the surrender of such Company Notes pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Company Note, together with such letter of transmittal, duly completed and properly executed in accordance with the instructions thereto, the holder of such Company Note shall be entitled to receive in exchange therefor the Company Note Payment Amount for such Company Note, and such Company Note shall then be canceled. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Note, together with a properly executed letter of transmittal, the holder of such Company Note shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 3.6(c). No interest shall accrue or be paid on the cash amount payable upon the surrender of any Company Note for the benefit of the holder of such Company Note. The cash amount paid upon the surrender for exchange of a Company Note shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Note.

(e) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares, In-the-Money Warrants and Company Notes (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to any cash amounts that may be payable upon due surrender of the Certificates held by them. If any Certificates, In-the-Money Warrants or Company Notes shall not have been surrendered prior to the date on which any consideration payable therefor pursuant to the terms and conditions of this Agreement would otherwise escheat to or become the property of any Governmental Authority, any such consideration shall, to the extent permitted by applicable Legal Requirements, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Company Share, In-the-Money Warrant or Company Note for any cash amount properly delivered in respect of such Company Share, In-the-Money Warrant or Company Note to a public official pursuant to any abandoned property, escheat or other similar law.

(f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Section 3.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof, pursuant to Section 3.6(a).

3.10 Withholding Rights. Each of Purchaser, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, In-the-Money Warrants, Company Notes, Company Options, Company DSUs or other securities of the Company such amounts as Parent, Purchaser, Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or other securities of the Company in respect of which such deduction and withholding was made.

3.11 Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Purchaser, in the name of the Company or otherwise) take such action.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser, except as set forth in (i) any Company SEC Document filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (a “Filed Company SEC Document”) (excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of Filed Company SEC Document entitled “risk factors” or characterized therein as “forward-looking statements” or any other statements that are similarly forward-looking in nature, in each case, other than factual disclosures contained therein), or (ii) the disclosure schedule delivered to Parent on the date of this Agreement in accordance with Section 10.15 (the “Disclosure Schedule”), as follows:

4.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted as of the date of this Agreement. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.1(b) of the Disclosure Schedule lists the name and jurisdiction of organization of each Company Subsidiary, the ownership interest of the Company and of any other persons in each such Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is being conducted as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other Equity Interests of each Company Subsidiary are duly authorized, fully paid, validly issued, nonassessable and free of preemptive rights and are owned (directly or indirectly) beneficially and of record by the Company free and clear of all Liens. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the ownership of Equity Interests of the Company Subsidiaries, none of the Company or any of the Company Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

4.2 Organizational Documents. The Company has made available to Parent or Parent’s legal advisor a copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,500,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of February 17, 2011 (the “Capitalization Date”): (i) 31,034,621 Company Shares were issued and outstanding; (ii) no Preferred Shares were outstanding; (iii) 4,625,595 Company Shares were issuable upon exercise of outstanding Company Options granted pursuant to the Company Option Plans; (iv) 4,129,912 Company Shares were issuable upon exercise of Company Warrants that were issued and outstanding; (v) 6,110,599 Company Shares were issuable upon exchange of Company Notes that were issued and outstanding; and (vi) up to 2,068 Company Shares were potentially issuable pursuant to outstanding Company DSUs. As of the Capitalization Date, 1,363,846 Company Shares were reserved for future issuance pursuant to the Company Option Plans. The Company has made available to Parent or Parent’s legal advisor copies of (A) the Company Option Plans, which govern all Company Options granted by the Company that are outstanding as of the date of this Agreement, (B) the forms of all stock option agreements evidencing such options and (C) the forms of all Company Warrants and Company Notes. All such outstanding shares of capital stock or other Equity Interests of the Company are, and all shares which may be issued prior to the Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued and fully paid, non-assessable and free of preemptive rights.

(b) Section 4.3(b) of the Disclosure Schedule sets forth a complete and correct list, as of the close of business on the Capitalization Date, of the holders of each outstanding Company Option, Company Warrant, Company Note and Company DSU, and the number of Company Shares issuable thereunder and the dates of grant, expiration dates and the exercise or conversion prices thereof. All In-the-Money Warrants and Company Notes acquired by Purchaser in the Offer will be immediately exercisable by Purchaser for Company Shares following the Acceptance Time, subject only to the payment of the applicable exercise price in respect of In-the-Money Warrants in any manner permitted for payment of the exercise price under the Top-Up Option pursuant to Section 2.5(b).

(c) Except for options, rights, securities and plans referred to in Section 4.3(a), as of the date of this Agreement, there is no: (i) outstanding option or right to acquire from the Company or any of the Company Subsidiaries any shares of the capital stock of the Company or Equity Interests of any of the Company Subsidiaries; or (ii) outstanding security of the Company or any of the Company Subsidiaries that is convertible into or exchangeable for any Company Shares or Equity Interests of any of the Company Subsidiaries. There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or Equity Interests of any of the Company Subsidiaries (except pursuant to the forfeiture of Company Options and Company DSUs or the acquisition by the Company of Company Shares in settlement of the exercise price of a Company Option or the tax withholding obligations of holders of Company Options and Company DSUs, in each case in accordance with their terms as in effect on the date of this Agreement). There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of the Company Subsidiaries (other than under the Company Option Plans).

(d) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any debt, Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote.

(e) From the close of business on the Capitalization Date through and including the date of this Agreement, there have been no issuances of Equity Interests of the Company or any other securities of the Company other than issuances of Company Shares pursuant to the exercise of Company Options or Company DSUs outstanding as of the Capitalization Date under the Company Option Plans or pursuant to the exercise of Company Warrants outstanding as of the Capitalization Date. Immediately prior to the Effective Time, the Company will provide to Parent a complete and correct list, as of the Effective Time, of the outstanding Company Options, Company Warrants, Company Notes and Company DSUs and the number of Company Shares issuable thereunder and the dates of grant, expiration dates and the exercise or conversion prices thereof.

4.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Stockholder Vote if required under the DGCL, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Required Stockholder Vote, if required under the DGCL, and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to the execution of this Agreement, the Company Board approved the Offer, the Merger and this Agreement, and (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the holders of Company Shares, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iii) resolved to make the Company Board Recommendation.

(c) Subject to the accuracy of the representations set forth in Section 5.9 hereof, if required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the Company Shares outstanding on the relevant record date (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

4.5 No Violation; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company, the acquisition of Company Shares, Company Notes and In-the-Money Warrants pursuant to the Offer and the consummation by the Company of the Merger and the other Transactions will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) cause a violation by the Company or any of the Company Subsidiaries of any Legal Requirement applicable to the Company or any of the Company Subsidiaries; or (iii) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination or modification of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, to which the Company or any of its Subsidiaries is a party, or by which they and any of their respective properties or assets may be bound or affected, except in the case of clauses (ii) and (iii), for such violations, breaches, losses, conflicts, defaults, terminations, modifications, cancellations, accelerations or Liens that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Except as may be required by the Exchange Act, the DGCL, the rules and regulations of Nasdaq, the HSR Act or the antitrust or competition laws of foreign jurisdictions, the Company is not required to make any filing with or to obtain any consent from any person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.6 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is being conducted as of the date of this Agreement (the “Permits”), except where the failure to hold such Permits, individually or in the aggregate, would not have a Material Adverse Effect. Since January 1, 2008, neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, which amendment, termination, revocation or cancellation, individually or in the aggregate, would have a Material Adverse Effect. The execution and delivery of this Agreement and the Support Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Permit, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Since January 1, 2008, the Company and the Company Subsidiaries are and have been in compliance with all Legal Requirements and Permits applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or threatened that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has between January 1, 2008 and the date of this Agreement (i) received any written notice from any Governmental Authority regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement or Permit, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending, or (ii) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement or Permit, except for notices of violations that have been cured or notices that have been withdrawn or are no longer pending.

(d) To the knowledge of the Company, between January 1, 2008 and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977.

4.7 SEC Filings; Financial Statements.

(a) All reports, statements, schedules, forms and other documents required to be filed by the Company with the SEC on or after January 1, 2008 (collectively, together with all exhibits and schedules thereto, the “Company SEC Documents”) have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange

Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The financial statements (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end audit adjustments).

(c) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (or in the notes thereto), except for: (i) liabilities reflected on the Most Recent Balance Sheet (or disclosed in any related notes thereto) contained in the Filed Company SEC Documents; (ii) liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (none of which, individually or in the aggregate, would have a Material Adverse Effect); or (iii) liabilities that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s consolidated financial statements or Company SEC Documents.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002, as amended, and the SEC.

4.8 Absence of Certain Changes or Events. Between the date of the Most Recent Balance Sheet and the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice. Between the date of the Most Recent Balance Sheet and the date of this Agreement, there has not been any event, occurrence, development or circumstance, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Between the date of the Most Recent Balance Sheet and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) amended its Organizational Documents; (b) incurred any material indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (c) changed, in any material respect, its accounting methods, principles or practices except as required or permitted by GAAP; (d) sold or otherwise transferred any material portion of its assets, except for sales and transfers between the Company and any Company Subsidiary or between Company Subsidiaries and sales in the ordinary course of business; (e) declared, set aside or paid any dividend with respect to the outstanding Company Shares; (f) acquired any material equity interest or voting interest in any Entity, other than a Company Subsidiary disclosed in Section 4.2(b) of the Disclosure Schedule and except for short-term investments; (g) taken any action which, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1; or (h) entered into any binding agreement to take any of the actions referred to in clauses “(c)” through “(g)” of this sentence.

4.9 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or binding on the Company or the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. There are no internal investigations or internal inquiries that, since January 1, 2008, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

4.10 Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule contains a true and complete list of each material pension, profit sharing, 401(k), retirement, employee stock ownership, deferred compensation, stock purchase, stock option or other equity based compensation plans, incentive, bonus, vacation, employment, change in control, severance, indemnification, loan, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other material employee or fringe benefit plan, agreement, program, policy, trust, fund, contract or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Company’s ERISA Affiliates or pursuant to which the Company or any of the Company’s ERISA Affiliates has or could have any liability with respect to an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, with the exception of any plans or programs not subject to United States law, the “Plans”). The Company has made available to Parent or Parent’s legal advisor a copy of each Plan. “ERISA Affiliate” means with respect to any entity (1) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that entity is also a member, (2) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (3) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

(b) With respect to each Plan, the Company has made available to Parent or Parent’s legal advisor true and complete copies of (i) the plan document(s), as amended through the date of this Agreement, or a written summary of any unwritten Plan, (ii) the summary plan description (if required) and any other summaries or material employee communications, (iii) the annual reports on Form 5500 for the last three plan years to the extent required under applicable Legal Requirements, (iv) any actuarial valuations, (v) material Contracts including trust agreements, insurance contracts, administrative services agreements, (vi) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code, and (vii) any correspondence with the Department of Labor, the IRS, or any other Governmental Authority regarding the Plan.

(c) None of the Plans is, and neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to or been required to contribute to, a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) or a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA) (a “Multiple Employer Plan”). No Plan that is an “employee welfare benefit plan” under Section 3(2) of ERISA is (i) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (ii) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits, or (iii) self-insured by the Company or any Company Subsidiaries. Except as required under state or federal benefits continuation laws, neither the Company nor any Company Subsidiaries have any liability or obligation to provide retiree medical, disability or life insurance benefits to any employee, former employee, officer or director or any dependent or beneficiary thereof, of the Company or any Company Subsidiary.

(d) Prior to the Closing Date, the Company and the Company Subsidiaries shall have made all contributions required to be made to or with respect to each Plan as of the Closing Date and paid or accrued all liabilities on account of any Plan in existence on or before the Closing Date. All contributions that are due have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and any applicable accounting requirements.

(e) All assets of any Plan holding assets consist of cash, actively traded securities, or other similarly liquid assets.

(f) Each Plan has been, in all material respects, established, maintained and administered in accordance with its terms and all applicable Legal Requirements including ERISA and the Code. No Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with the applicable Legal Requirements. As of the date of this Agreement, no actions, investigations, Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan, and to the Company’s knowledge there are no facts that reasonably would be expected to give rise to any such actions, suits or claims against any Plan, any fiduciary with respect to a Plan or the assets of a Plan (other than claims for benefits in the ordinary course of business).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter or opinion letter from the IRS on which the Company is entitled to rely covering all of the provisions applicable to the Plan for which determination letters or opinion letters are available as of the date of this Agreement that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or tax under ERISA, the Code or other applicable Legal Requirements. Each Plan that is a health or welfare plan has been amended and administered in all material respects accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(h) The Company has not engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, and, to the Company’s knowledge, there has not been any such prohibited transaction. No Plan is, and neither the Company nor any of its ERISA Affiliates has ever sponsored or been obligated to contribute to an employee benefit plan that is or was, subject to Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any material accrued liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan.

(i) Each individual who has been classified by the Company or any Company Subsidiaries as a non-employee (such as an independent contractor, leased employee or consultant) has been properly classified, and no such individual shall have a valid claim against the Company or any Company Subsidiaries for eligibility to participate in any Plan if such individual is later reclassified as an employee of the Company or any Company Subsidiaries. No employee of the Company or any Company Subsidiaries is a “leased employee” within the meaning of Section 414(n) of the Code. None of the Company or any Company Subsidiaries have ever been bound by any collective bargaining agreement or similar agreement to maintain or contribute to any employee plan, program, policy or arrangement.

(j) Each Plan may be amended or terminated as of the Closing without resulting in any liability to the Company or any Company Subsidiaries or to Parent for any additional funding, contributions, penalties, premiums, fees, fines, excise taxes, or any other charge or liabilities.

(k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code.

(l) Except as set forth on Section 4.10(l)(1) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the Transactions will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefit under any Plan. Except as set forth on Section 4.10(l)(2) of the Disclosure Schedule, (A) neither the Company nor any Company Subsidiary is a party to any contract or arrangement that would be expected to result in, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in connection with the Transactions, (B) the consummation of the Transactions will not be a factor causing payments to be made by the Company or any Company Subsidiary to be non-deductible (in whole or in part) under Section 280G of the Code, and (C) the consummation of the Transactions will not entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(m) The treatment of the Company Options and Company DSUs contemplated by the Transactions shall not violate the terms of the Company Option Plans or any agreement governing the terms of such Company Options or Company DSUs, and each outstanding Company Option has an exercise price equal to or above the fair market value on the date of grant (within the meaning of Section 409A of the Code) and each Company Option and Company DSU is not subject to Section 409A of the Code. Except as set forth on Section 4.10(m) of the Disclosure Schedule, each Company Option outstanding is not an “incentive stock option” within the meaning of Section 422 of the Code.

4.11 Labor and Employment Matters.

(a) Section 4.11(a)(1) of the Disclosure Schedule separately sets forth all of the Company’s and Company Subsidiaries’ employees as of the date of the Most Recent Balance Sheet, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on a separate list on Section 4.11(a)(2) of the Disclosure Schedule) and visa and green card application status. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

(b) To the Company’s knowledge, each employee of the Company and the Company Subsidiaries is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the Untied States either specifically for the Company or any of its Subsidiaries or for any United States employer. The Company and the Company Subsidiaries have completed a currently valid Form I-9 (Employment Eligibility Verification) for each employee of the Company or any of the Company Subsidiaries. No employee of the Company or any of the Company Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States.

(c) The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid all accrued salaries, bonuses and commissions (subject to time of payment provisions of the applicable commission or bonus plan or agreement, if any), wages, severance (subject to the terms of the applicable severance plan or agreement, if any), and accrued vacation pay of the employees of the Company and the Company Subsidiaries for which the employees may have earned through the Closing Date. Each of the Company and the Company Subsidiaries is and at all times has been in material compliance with all Legal Requirements governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Legal Requirements relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. None of the Company and the Company Subsidiaries is, and in the last three years has been, a government contractor.

(d) As of the date of this Agreement: (i) neither the Company nor any Company Subsidiary has, at any time, been a party to or had any obligations under any collective bargaining agreement or any other labor union contract applicable to employees or former employees of the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there as of the date of this Agreement, any activities or proceedings of any labor union to organize any such employees; (ii) there are no unfair labor practice investigation, complaint or proceeding pending, or to the Company’s knowledge threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees or former employees of the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary received any notice from any Governmental Authority indicating an intention to conduct the same; (iii) there is no strike, slowdown, work stoppage, picketing, union activity or lockout pending, or, to the knowledge of the Company, threatened, by the employees or former employees of the Company or any Company Subsidiary; and (iv) no union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company or any Company Subsidiary as representing any of their employees.

(e) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to any labor, safety or discrimination matters. There has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local law with respect to the Company or any Company Subsidiary within the six (6) months prior to the date of this Agreement.

(f) To the Company’s knowledge, no contractor, consultant, freelancer to other service provider (collectively, “Contractors”) currently used by the Company or any Company Subsidiary is a party to, or its otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way prohibits the Contractor from performance of the duties that Contractor is performing for the Company or any Company Subsidiary.

4.12 Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the holders of Company Shares, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied in writing by or on behalf of Parent or Purchaser expressly for inclusion in the Schedule 14D-9.

4.13 Property and Leases. The Company or one of the Company Subsidiaries owns, and has good title to, or in the case of assets leased to the Company or one of the Company Subsidiaries, leases and has a valid leasehold interest in, each of the tangible assets reflected as owned or leased by the Company or the Company Subsidiaries on the Most Recent Balance Sheet (except for tangible assets sold or disposed of or leases that have terminated since that date) free of any Liens (other than Permitted Encumbrances). Neither the Company nor any Company Subsidiary owns any real property or interest in real property, except for the leaseholds created under lease agreements. Section 4.13 of the Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries as tenant, subtenant or occupant (collectively, the “Leased Real Property”). The Company has heretofore made available to Parent correct and complete copies of the lease agreements pertaining to the Leased Real Property.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (other than standard, off-the-shelf software) that is registered, filed, certified or otherwise perfected or recorded with or by any IP Governmental Entity or is subject to an application for registration, filing, certification or other perfection or recordation (“Registered Company IP”) and is (i) owned by the Company or a Company Subsidiary, or (ii) licensed on an exclusive basis with respect to any field to the Company or a Company Subsidiary or (iii) used or held for use in connection with any clinical stage Company Product and licensed on a non-exclusive basis with respect to any field to the Company or a Company Subsidiary, in each case indicating for each item (as applicable) the holder of the registration or application, whether such Company Intellectual Property is owned by the Company or a Company Subsidiary, exclusively licensed to the Company or a Company Subsidiary or non-exclusively licensed to the Company or a Company Subsidiary, the registration, serial and application numbers, the filing and registration, issue or application dates, the applicable filing jurisdiction(s), and all co-owners, if any, of such Company Intellectual Property. Except as disclosed in Section 4.14(a)(iii) of the Disclosure Schedule, documentation evidencing the true and complete chain of title with respect to any patents and patent applications included in the Registered Company IP has been properly recorded with all applicable IP Governmental Entities.

(b) With respect to all Company Intellectual Property covering or related to the Company Products:

(i) (A) the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in Company Intellectual Property owned by the Company or a Company Subsidiary, free and clear of all Liens, and (B) other than any Liens created pursuant to the terms of the Contract under which the applicable license is granted, the Company or a Company Subsidiary holds all right, title and interest in and to Company Intellectual Property licensed to the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Encumbrances);

(ii) to the Company’s knowledge, the operation and conduct of the business and the operations of the Company and the Company Subsidiaries as currently conducted, and the practice of the Company Intellectual Property in connection therewith and the development, manufacture, use, marketing, offer for sale, exploitation or importation of the Company Products in the manner and in the countries in which such activity is currently conducted by the Company and the Company Subsidiaries do not infringe, violate, misappropriate or otherwise conflict with the Intellectual Property rights of any Person, and there is no proceeding pending and served or to the Company’s knowledge, pending and not served or threatened, by any Person, nor has the Company or any Company Subsidiary received written notice since January 1, 2008, (A) claiming that the Company or the Company Subsidiaries infringe, violate, misappropriate or otherwise conflict with the Intellectual Property rights of any Person in connection with the operation and conduct of the business of the Company and the Company Subsidiaries or the development, manufacture, use, offer for sale or importation of the Company Products in the manner and in the countries in which such activity is currently conducted by the Company and the Company Subsidiaries, or (B) challenging the validity, scope, priority, duration, use, or registrability of any Company Intellectual Property or the ownership by the Company or the Company Subsidiaries or co-owners (if applicable) of such Company Intellectual Property or the right of the Company or any of the Company Subsidiaries to use such Company Intellectual Property.

(iii) none of the Company Intellectual Property is subject to any outstanding written injunction, decree, order, or judgment, binding upon the Company, any Company Subsidiary or any co-owner of such Company Intellectual Property, that adversely restricts the use, transfer, registration, or licensing thereof by the Company or any of the Company Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company Intellectual Property;

(iv) there is no litigation, interference, reissue, reexamination, opposition, invalidity or cancellation proceeding or other Legal Proceeding pending (or to the Company’s knowledge threatened) against the Company or any Company Subsidiary concerning the ownership, validity, scope, registrability, priority, duration, enforceability or infringement or use of any of the Company Intellectual Property; and

(v) to the knowledge of the Company, all Company Intellectual Property is valid, subsisting, and enforceable and in full force and effect.

(c) To the knowledge of the Company, the Company and the Company Subsidiaries do not use or hold for use any Intellectual Property with respect to the Clinical Company Products other than the Company Intellectual Property. The Company or a Company Subsidiary has obtained an assignment of or license under all Patent Rights included in the Company Intellectual Property. Except as disclosed in Section 4.14(c) of the Disclosure

Schedule, to the Company’s knowledge, all assignments of issued patents included in such patent rights have been duly recorded with the applicable IP Governmental Entity.

(d) The Company and the Company Subsidiaries have a policy of requiring their respective employees and consultants to execute an agreement obligating such employee or consultant to assign to the Company or the applicable Company Subsidiary all right, title and interest in and to the Patent Rights claiming inventions made by such employee or consultant in the course of their employment by the Company or such Company Subsidiary.

(e) The execution, delivery and performance of this Agreement and the consummation of the Transactions will not cause: (A) a loss of any Company Intellectual Property relating to the Company Products; (B) the release, disclosure or delivery of any Company Intellectual Property relating to the Company Products by or to any Person; (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property relating to the Company Products; or (D) any conflict with, or any other alteration or impairment of, or Lien upon, any Company Intellectual Property relating to the Company Products.

(f) Except as disclosed in Section 4.14(f) of the Disclosure Schedule, to the Company’s knowledge, no Person is currently infringing in any material respect, misappropriating or otherwise violating, any Company Intellectual Property relating to the Company Products, by the development, manufacture, use, sale, offer for sale or import of any products competitive with the Company Products, in each case of the foregoing, in any material respect.

(g) Section 4.14(g)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts (other than Contracts for standard, off-the-shelf software commercially available on standard terms from third party vendors; non-material Contracts for any other Intellectual Property licensed or otherwise made available pursuant to a click-wrap or shrink-wrap agreement or on a subscription basis, non-material material transfer agreements, non-material clinical trial agreements and non-material non-disclosure agreements entered into in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries licenses in or otherwise is authorized to practice any Company Intellectual Property of a Person other than the Company or a Company Subsidiary with respect to the research, development, manufacture and commercialization of the Company Products or that is otherwise material to the conduct of the business and operations of the Company or any of the Company Subsidiaries as presently conducted by the Company and the Company Subsidiaries as of the date of this Agreement. Section 4.14(g)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which the Company or any of the Company Subsidiaries licenses or otherwise provides a right to practice any material Company Intellectual Property to any Person other than the Company or a Company Subsidiary (other than non-material material transfer agreements, non-material clinical trial agreements and non-material non-disclosure agreements entered into in the ordinary course of business). With respect to each Contract required to be listed on Section 4.14(g)(i) or (ii) of the Disclosure Schedule: (1) the Company has made available to Parent and Purchaser in the online data room for “Project Torchlight” prior to the date hereof correct, complete and current copies of such Contracts representing the complete agreement among the applicable parties thereto with respect to Company Intellectual

Property that is the subject matter thereof; (2) such Contract has not been modified, supplemented or amended as of the date hereof, other than by any amendments thereto provided to Parent or Purchaser prior to the date hereof; (3) unless such Contract expires pursuant to its terms or is terminated in compliance with Section 6.1, such Contract is in full force and effect, all payments to date required to be made by the Company or the Company Subsidiaries thereunder have been made, and each party is in compliance in all material respects with its obligations thereunder; (4) neither the Company nor any Company Subsidiary is in breach or default thereunder in any material respect, and to the knowledge of the Company, no party thereto other than the Company or any Company Subsidiary is in each breach or default thereunder in any material respect, and none of the Company, any Company Subsidiary or any other party thereto has claimed or has grounds upon which to claim that any other party is in breach or default thereunder in any material respect; (5) to the Company’s knowledge, the rights of the Company and the Company Subsidiaries thereunder were not and are not subject to any restrictions or limitations except as expressly set forth in the copy of such Contract included in the “Project Torchlight” dataroom; (6) neither the Company nor any Company Subsidiary has waived or allowed to lapse, in any respect that would reasonably be expected to be material to the Company or such Company Subsidiary’s use of such Contract, any of its rights under such Contract, and no such rights have lapsed or otherwise expired or been terminated, in any respect that would reasonably be expected to be material to the Company or such Company Subsidiary’s use of such Contract. Except for the Contracts set forth on Section 4.14(g)(i) or (ii) of the Disclosure Schedule, there is no agreement to which the Company or any Company Subsidiary has a license, or an option to obtain a license, or holds an immunity from suit, with respect to any Patent Rights that but for the Company’s and the Company Subsidiaries’ rights under such Contracts, could be asserted by Third Parties to be infringed by the research, distribution, manufacturing use or sale of the Company Products. The Company has disclosed and made available to Parent and Purchaser in the online data room for “Project Torchlight” full and complete copies of all material agreements with Third Parties related to the Clinical Company Products, including agreements related to the development, manufacture and commercialization of the Clinical Company Products. To the knowledge of the Company, there are no Contracts required to be listed on Section 4.14(g)(i) or (ii) of the Disclosure Schedule between the Company or any of the Company Subsidiaries and any Third Party relating to Intellectual Property of a Third Party or Company Intellectual Property under which there is, as of the date of this Agreement, any material dispute that is evidenced in writing addressed to or by the Company or any of the Company Subsidiaries regarding the scope of the performance of such agreement.

(h) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of its confidential information relating to the material Company Intellectual Property or the Company Products. Each past or present employee or consultant of the Company, and any other person involved in the creation or development of any Company Intellectual Property, performing material activities relevant to the manufacture, use, sale, offer for sale or importation of Company Products has entered into a proprietary information and confidentiality agreement, which contains provisions assigning to the Company or applicable Company Subsidiary all right, title and interest in and to the Patent Rights claiming inventions made by such employees, consultants or other persons in the course of their employment by, provision of consulting services to, or other involvement with the Company or such Company Subsidiary. Each such proprietary information and confidentiality agreement is substantially in the Company’s standard form applicable to employees, consultants and such other persons, as the case may be.

(i) To the knowledge of the Company, the Company has disclosed to Parent and Purchaser all material information known to the Company with respect to the Clinical Company Products, including with respect to the safety and efficacy of the Clinical Company Products.

(j) Except as disclosed in Section 4.14(j) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or educational institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company Intellectual Property. The Company and the Company Subsidiaries have complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Patent Rights that are part of the Company Intellectual Property.

4.15 Taxes.

(a) (i) All material Tax Returns that are required to have been filed by the Company and each Company Subsidiary have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), (ii) the Taxes shown to be due on such Tax Returns have been timely paid in full, (iii) any material deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith, and (iv) no waivers of statutes of limitation that are still in effect have been given by or are subject to pending requests with respect to any Taxes of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Tax laws.

(c) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or a Company Subsidiary is required to file Tax Returns or to pay Taxes to that jurisdiction, except for notices that have been withdrawn or are no longer pending.

(d) Neither the Company nor any Company Subsidiary has received written notice that any federal, state, local or foreign audit, examination or other administrative proceeding is pending with regard to any material Tax Returns with respect to Taxes of the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending.

(e) The Most Recent Balance Sheet reflects an adequate accrual for all Taxes payable by the Company for taxable periods and portions thereof through September 30, 2010.

(f) None of the Company or the Company Subsidiaries has any obligation to contribute to the payment of any Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as transferee, as successor, by contract or otherwise.

(g) None of the Company or the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

4.16 Environmental Matters. To the knowledge of the Company, except as described in Section 4.16 of the Disclosure Schedule: (a) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws in all material respects; (b) between January 1, 2008 and the date of this Agreement, neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by the Company or any Company Subsidiary, except for notices of liability that have been cured, notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the acceptance for payment of Company Shares pursuant to the Offer or the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law or Permit.

4.17 Material Contracts.

(a) Section 4.17 of the Disclosure Schedule contains a list of each of the following contracts to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any Company Subsidiary is bound, and which continues to be in effect as of the date of this Agreement:

(i) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

(ii) each contract that purports to restrict in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any material geographic area or line of business;

(iii) each material joint venture agreement with a third party;

(iv) each indemnification or employment contract with any director or officer of the Company or the Company Subsidiaries;

(v) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of the Company Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of the Company Subsidiaries;

(vi) each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company

Subsidiary paid or received in excess of $250,000 in fiscal year 2010, or is expected to pay or receive in excess of $250,000 in fiscal year 2011;

(vii) each material “single source” supply contract pursuant to which goods or materials are supplied to the Company or any Company Subsidiary from an exclusive source;

(viii) each material exclusive sales representative or distribution contract;

(ix) each lease of real property pursuant to which the Company or any of the Company Subsidiaries is required to pay a monthly rental in excess of $20,000;

(x) each lease of personal property (not relating primarily to real property) pursuant to which the Company or any of the Company Subsidiaries is required to make rental payments in excess of $250,000 per year;

(xi) each contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than confidentiality agreements, employment agreements, consulting agreements, clinical trial agreements and license agreements for off-the-shelf Software licensed for an aggregate fee of not more than $100,000, in each case entered into in the ordinary course of business;

(xii) each Contract (A) requiring or otherwise involving the obligation (including any contingent obligation) to make payment(s) by or to the Company or any Company Subsidiary of more than an aggregate of $100,000, (B) in which the Company or any Company Subsidiary have granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which the Company or any Company Subsidiary have agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(xiii) each Contract involving a standstill or similar obligation of the Company or any Company Subsidiary to a third party or of a third party to the Company or any Company Subsidiary;

(xiv) each material consulting contract that is not terminable by the Company or any of the Company Subsidiaries (without penalty) on notice of 60 days or less;

(xv) each Contract involving a transaction between the Company or the Company Subsidiaries, on the one hand, and any stockholder of the Company or affiliate (other than the Company) of any such stockholder, on the other hand, other than any employment agreement, indemnification agreement, consulting Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company or Contract assigning Intellectual Property rights to the Company, the Company Option Plans and any Contracts relating to Company Options or Company DSUs, in each case, of which complete and correct copies have been made available to Parent and Purchaser in the online data room for “Project Torchlight” prior to the date hereof; and

(xvi) each contract relating to the acquisition, sale or disposition of any material business unit or product line of the Company and the Company Subsidiaries (each contract required to be listed in Section 4.17 of the Disclosure Schedule, together with each Contract entered into after the date hereof that would have been required to be listed in Section 4.17 of the Disclosure Schedule if it had been entered into as of the date hereof, being referred to as a “Company Material Contract”).

(b) (i) each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, and is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in default under any Company Material Contract and none of the Company Material Contracts has been prematurely canceled by the other party; (iii) to the Company’s knowledge, no other party is in default under any Company Material Contract; (iv) between January 1, 2008 and the date of this Agreement, the Company has not received any written notice of default under any Company Material Contract from the other party thereto, except for notices of default that have been cured, notices that have been withdrawn or are no longer pending and immaterial notices containing allegations or claims that are no longer being actively pursued; and (v) neither the execution of this Agreement nor the acceptance for payment of Company Shares pursuant to the Offer or the consummation by the Company of the Merger shall constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract. As of the date hereof the Company has made available to Parent or Parent’s legal advisor correct and complete copies of all Company Material Contracts required to be set forth on Section 4.17 of the Company Disclosure Schedule and will make available to Parent or Parent’s legal advisor copies of all Company Material Contracts entered into after the date hereof, in each case including any amendments thereto.

4.18 Insurance. The Company has made available to Parent or Parent’s legal advisor complete and correct copies of all material insurance policies of the Company and its subsidiaries (the “Insurance Policies”). Between January 1, 2008 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary under any insurance policy held by the Company or any Company Subsidiary.

4.19 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent or Parent’s legal advisor copies of all agreements between the Company and J.P. Morgan Securities LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

4.20 Takeover Laws. Subject to the accuracy of the representations set forth in Section 5.9 hereof, the Company Board has taken all action necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Support Agreement or the consummation of the Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Transactions.

4.21 Regulatory Matters.

(a) (i) The Company and its subsidiaries are in compliance in all material respects with all Legal Requirements, including all applicable Health Care Laws, which affect the business, properties, assets and activities of the Company and its subsidiaries, (ii) no written notice, charge or assertion has been received by the Company or any of its subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries alleging any violation of or seeking to investigate any of the foregoing and (iii) all Company and Company Subsidiary products subject to the jurisdiction of the FDA or Governmental Authorities in other jurisdictions are being developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Company in compliance in all respects with all applicable requirements under Health Care Laws. Section 4.21(a) of the Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the FDA, or any other Governmental Authority which administers Health Care Laws, held by the Company or the Company Subsidiaries, and there are no other Regulatory Authorizations required for the Company, the Company Subsidiaries or the Company Products in connection with the conduct of the business of the Company and the Company Subsidiaries as currently conducted. For purposes of this Agreement, “Regulatory Authorizations” means any approval, clearances, authorizations, registrations, certifications and licenses granted by any Governmental Authority which administers Health Care Laws, including the FDA and other equivalent agencies.

(b) All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all regulatory consents, approvals, authorizations, filings, registrations, notifications, permits and licenses from the FDA or other Governmental Authority relating to the Company, its business operations and product candidates, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and statistics and other data have been submitted to the FDA or other Governmental Authority.

(c) All preclinical and clinical trials in respect of the activities of the Company and the Company Subsidiaries being conducted by or on behalf of the Company and the Company Subsidiaries are being or have been conducted in compliance with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and all Applicable Laws of the relevant Governmental Authorities outside the United States. No clinical trial conducted by or on behalf of the Company or any of the Company Subsidiaries has been terminated or suspended by the FDA or any other applicable

Governmental Authority, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of the Company Subsidiaries.

(d) No product or product candidate manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened, against the Company or any of its affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company and the Company Subsidiaries from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by the Company, any of the Company Subsidiaries or any of their licensors or licensees in the possession of the Company or any of the Company Subsidiaries (or to which any of them has access). In addition, the Company (and each of the Company Subsidiaries, as applicable) has filed all annual and periodic reports, amendments and safety reports required for any of its products or product candidates required to be made to the FDA or any other Governmental Authority.

(e) All batches and doses of any drug product that is or was previously marketed, sold, or distributed by the Company or any of the Company Subsidiaries have been manufactured in conformance with cGMP and the product specifications set forth in any applicable Contract Manufacturing Agreements. To the extent any batches or doses of any drug product deviated from cGMP and the product specifications, all such batches or doses were destroyed in accordance with applicable industry standards and the terms of any applicable Contract Manufacturer Agreements, and the Company possesses written records documenting any such destruction.

(f) (i) The clinical testing services offered by the Company and the Company Subsidiaries are compliant in all material respects with the Clinical Laboratory Improvement Amendments and the implementing regulations at 42 CFR Part 493; (ii) each Company laboratory or Company subsidiary laboratory is fully accredited by a recognized accreditation body for the test protocols and procedures it offers; and (iii) each Company laboratory or Company subsidiary laboratory is fully licensed by the Governmental Authority in the jurisdiction where it resides and offers services.

(g) Neither the Company nor any of the Company Subsidiaries nor any officer, employee or agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”) or any similar policy. The Company and the Company Subsidiaries are not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of any Company employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither the Company nor any of the Company Subsidiaries nor any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Authority. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company, or any of the Company Subsidiaries or its or their officers, consultants, employees or agents. The Company is not enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program.

4.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received the written opinion (the “Fairness Opinion”) from J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Amount was fair to the stockholders of the Company (other than the stockholders set forth in such opinion) from a financial point of view and such opinion has not been withdrawn, revoked or modified in any material respect on or prior to the date hereof. The Company will furnish a complete and correct copy of such opinion promptly after receipt thereof by the Company for informational purposes only.

4.23 Rule 14d-10 Matters. All amounts payable to holders of Company Shares and other securities of the Company (the “Covered Securityholders”) pursuant to the Plans, any employment agreement and any other compensation or benefit plan, program, policy or arrangement of the Company or the Company Subsidiaries for the benefit of any of their respective directors, officers, employees or agents (collectively, together with the Plans, the “Arrangements”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15) and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company

Option Plan, (2) the treatment of Company Options and Company DSUs in accordance with the terms set forth in this Agreement, the applicable Company Option Plan and any applicable Arrangements, (3) the terms of Section 7.6 and (4) each other Arrangement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

5.1 Corporate Organization. Parent is an entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the Netherlands. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has the requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as it is being conducted as of the date of this Agreement.

5.2 Authority Relative to this Agreement.

(a) Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the sole stockholder of Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate or other entity action on the part of Parent and Purchaser, and, subject to the adoption of this Agreement by the sole stockholder of Purchaser, no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The governing body of Parent and the board of directors of Purchaser, respectively, have (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Parent and Purchaser and their respective stockholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and Purchaser and declared that this Agreement is advisable.

5.3 No Violation; Required Filings and Consents.

(a) Except for violations and defaults that would not have an adverse effect on the ability of Parent or Purchaser to accept for payment or pay for Company Shares tendered pursuant to the Offer or consummate the Merger, the execution and delivery of this Agreement by Parent and Purchaser, the acquisition of Company Shares by Purchaser pursuant to the Offer and the consummation by Parent and Purchaser of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement applicable to Parent or Purchaser; or (c) cause a default on the part of Parent or Purchaser under any material contract to which it is a party.

(b) Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Purchaser is required to make any filing with or to obtain any consent from any person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent and Purchaser, the acceptance for payment of and payment for Company Shares pursuant to the Offer or the consummation by Parent and Purchaser of the Merger, except where the failure to make any such filing or obtain any such consent would not have an adverse effect on the ability of Parent or Purchaser to accept for payment or pay for Company Shares tendered pursuant to the Offer or consummate the Merger.

5.4 Sufficient Funds. Parent has and, at the expiration of the Offer and at the Effective Time, either Purchaser will have available or Parent will make available to Purchaser sufficient funds necessary to make all the payments required pursuant to the Offer and the Merger as provided herein and to pay all fees and expenses in connection therewith.

5.5 Offer Documents; Proxy Statement; Schedule 14D-9.

(a) The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to holders of Company Shares and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to any information supplied by the Company in writing expressly for inclusion in the Offer Documents.

(b) None of the information supplied or to be supplied by or on behalf of Parent or Purchaser in writing expressly for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is mailed to holders of Company Shares, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to holders of Company Shares or at the time of such Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.6 Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent and Purchaser, threatened against Parent or Purchaser that (i) individually or in the aggregate would have a material adverse effect on the ability of Parent or Purchaser to accept for payment or to pay for Company Shares tendered pursuant to the Offer or consummate the Merger or (ii) seeks to materially delay or prevent the consummation of any of the Transactions.

5.7 Purchaser. All of the outstanding capital stock of Purchaser is owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

5.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement or any of the Transactions.

5.9 Ownership of Company Common Stock. Neither Parent nor Purchaser is, nor at any time since January 1, 2008 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent’s affiliates directly or indirectly owns, and at all times since January 1, 2008, neither Parent nor any of Parent’s affiliates has owned, beneficially or otherwise, any Company Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

5.10 Brokers. No broker, finder or investment banker (other than Morgan Stanley, whose fees and expenses will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

5.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 7.3) from the Company and its affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company or any of the Company Subsidiaries, or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, with respect thereto. Accordingly, Parent and Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

6.	CONDUCT OF BUSINESS PRIOR TO ACCEPTANCE TIME

6.1 Conduct of Business by the Company Prior to Effective Time. The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1(a) of the Disclosure Schedule, or (iii) as expressly required by this Agreement: (1) the Company will use commercially reasonable efforts to conduct the business of the Company and the Company Subsidiaries in the ordinary course consistent with past practice; (2) the Company will use commercially reasonable efforts to preserve intact the material assets, properties, contracts, licenses and business organizations of the Company and the Company Subsidiaries and to preserve their respective current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or a Company Subsidiary currently has business relations; and (3) except as set forth in Section 6.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall:

(a) amend their respective Organizational Documents;

(b) split, combine or reclassify any shares of the Company’s capital stock or any Equity Interests of any Company Subsidiary;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

(d) form any subsidiary or acquire any Equity Interest or make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business and consistent with past practice;

(e) issue any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other Equity Interests, other than (i) Company Shares issuable upon exercise of Company Options outstanding on the date of this Agreement, (ii) Company Shares issuable upon exercise of Company Warrants outstanding on the date of this Agreement; (iii) Company Shares issuable upon exchange of Company Notes outstanding on the date of this Agreement; and (iv) Company Shares required to be issued pursuant to the agreements set forth in Section 6.1(e)(iv) of the Disclosure Schedule, in each case as in existence as of the date of this Agreement;

(f) transfer, lease, license, pledge, dispose of or materially encumber or subject to any material Lien (other than Permitted Encumbrances), any material rights or assets of the Company or any of the Company Subsidiaries other than (i) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed in Section 4.17 of the Disclosure Schedule, or (iii) transfers among the Company and the Company Subsidiaries;

(g) (i) repurchase, redeem or otherwise acquire any Company Shares, except Company Shares repurchased from employees or consultants or former employees or consultants of the Company or any of the Company Subsidiaries pursuant to the exercise of repurchase rights in force on the date of this Agreement, or (ii) enter into any Contract with respect to the sale, voting, registration or repurchase of any Company Shares or Equity Interests of any Company Subsidiary;

(h) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person) (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for (i) debt incurred in the ordinary course of business on commercially reasonable arms’-length terms (and in any event, subject to prepayment without notice, premium or penalty) under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, which shall not exceed $5,000,000 in the aggregate; provided, that Parent shall have the right but not the obligation to provide, or cause an affiliate to provide, such financing on such terms; and (ii) loans or advances between the Company and any Company Subsidiaries, or between any Company Subsidiaries.

(i) except as otherwise required to ensure that any Plan is not then out of compliance with applicable Legal Requirements or to comply with any Contract or Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) except as contemplated by Section 7.5, adopt, enter into, terminate or amend any Plan, or any plan or program that would be a Plan (as defined in Section 4.10(a)) once adopted, (B) increase in any manner the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, except for (i) increases required pursuant to any contract or benefit plan of the Company in effect on the date hereof, (ii) in connection with the hiring of new employees who are not members of the board of directors or executive officers in the ordinary course of business consistent with past practice, or (iii) in connection with annual performance-based compensation paid pursuant to any Plan in the ordinary course of business, (C) except as required by any Contract in effect on the date hereof and except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or executive officer, grant any severance or termination benefits to any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, (D) other than as permitted by clause (B) above, pay any benefit or amount not required under any Plan as in effect on the date of this Agreement, (E) except as required by any Contract in effect on the date hereof, grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, former employee or consultant of the Company or the Company Subsidiaries, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan except as provided in this Agreement, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Plan, (H) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Plan or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined, (I) hire any officer or other employee or, except to the extent necessary to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon 30 days’ notice or less, retain any independent contractor, or, except in the ordinary course of business, terminate the employment of any director, officer, employee or consultant of the Company or the Company Subsidiaries, (J) grant any awards under any Company Option Plan, or (K) induce or attempt to induce, any director, officer, employee or consultant of the Company or the Company Subsidiaries, whether directly or indirectly, to terminate his or her employment;

(j) (A) enter into or terminate any Company Material Contract or other Contract that would constitute a Company Material Contract if entered into as of the date of this Agreement, (B) materially modify, amend, waive any right under or renew any Company Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company or any of the Company Subsidiaries or their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, (D) enter into any Contract that would be breached by, or require the consent of any Third Party in order to continue in full force following, consummation of the Transactions, or (E) enter into any Contract with any stockholder of the Company or affiliate (other than the Company) of any such stockholder;

(k) change any of its methods of accounting or accounting practices in any material respect other than as required by GAAP;

(l) (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, in each case, to the extent such action could have a materially adverse affect on Parent, the Company, or any of their subsidiaries in a taxable period (or portion thereof) ending after the Closing;

(m) make or commit to any capital expenditures, except for capital expenditures required for essential company activities and not exceeding $500,000 in the aggregate; provided, that no capital expenditures shall be made involving the purchase of real property;

(n) enter into any material joint venture, license, alliance, joint promotion, co-marketing or development agreement or arrangement with any other Person, including with respect to any products or products in development with any other Person;

(o) merge or consolidate the Company or any of the Company Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(p) fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Company Intellectual Property in full force and effect or to diligently prosecute applications for registration of Company Intellectual Property;

(q) enter into any new insurance policy (other than an insurance policy replacing an existing policy and containing substantially similar terms as such existing policy), or amend or cancel any Insurance Policies (except if the cancelled policy is replaced by a policy containing substantially similar terms to such cancelled policy), other than in ordinary course of business;

(r) approve, adopt, permit or agree to any reduction in the then applicable exercise or conversion price of any Company Warrant or any Company Note or any increase in the number of Company Shares issuable upon exercise or conversion thereof or pay any interest accruing under any Company Note other than as provided in Section 3 thereof;

(s) take any action that (A) would reasonably be expected to (1) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (2) would be reasonably expected to increase in any material respect the risk of any Governmental Authority entering an order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) prohibiting or impeding the consummation of the Transactions; or

(t) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions described in Section 6.1(a) through Section 6.1(s).

6.2 No Control by Parent or Purchaser. The parties hereto acknowledge and hereby agree that the restrictions set forth in Section 6.1 are not intended to give Parent or Purchaser, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

7.	ADDITIONAL AGREEMENTS

7.1 Stockholders’ Meeting.

(a) As soon as practicable following the date hereof, the Company will (subject to applicable Legal Requirements and the requirements of its Organizational Documents) take all action necessary to convene a meeting of the stockholders of the Company (the “Stockholders’ Meeting”) to vote upon the adoption of this Agreement. Any adjournment of the Stockholders’ Meeting shall require the prior written consent of the Parent other than in the event that, (i) such adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, or (ii) such adjournment is required to obtain the Required Stockholder Vote. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one time (for a period of not more than 30 calendar days but not past the date that is two business days prior to the End Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.1(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Legal Requirements or the Company’s Organizational Documents. Unless this Agreement is validly terminated in accordance with Section 9.1, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Change in Recommendation or proposed or announced any intention to do so. During the last seven business days prior to the date of the Stockholders’ Meeting, the Company shall, upon the reasonable request of Parent and at reasonable intervals, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Required Stockholder Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting. Parent shall ensure that all outstanding Company Shares owned by Parent, Purchaser or any of Parent’s other affiliates entitled to vote at the Stockholders’ Meeting will be voted in favor of the adoption of this Agreement at such meeting in accordance with applicable Legal Requirements.

(b) Subject to Section 7.4(d), the Company Board shall recommend adoption of this Agreement by the stockholders of the Company and the Company shall promptly take all lawful action to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements and all Nasdaq rules. As soon as practicable after the date of this Agreement (and in any event, subject to Parent’s obligations in the immediately following sentence, within 10 business days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy

Statement”). Parent will furnish to the Company all information regarding Parent and its affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Proxy Statement. Except as expressly contemplated by Section 7.4(d), the Proxy Statement shall include, in addition to such other matters as are required by applicable Legal Requirements, the Company Board Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without (i) providing Parent and its counsel an opportunity to review and comment on such document (including the proposed final version of such document), and (ii) giving due consideration to any reasonable comments made by Parent or its counsel to such document (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Purchaser and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give due consideration to any reasonable comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 2.2(d), if, at any time after the purchase of Company Shares pursuant to the Offer by Purchaser, the number of actually outstanding Company Shares owned by Purchaser, together with any outstanding Company Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Company Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the holders of Company Shares in accordance with Section 253 of the DGCL.

7.2 Company Board Representation; Section 14(f).

(a) Following the Acceptance Time, Parent shall be entitled to elect or designate such number of directors to the Company Board so that the total number of such persons equals that number of directors, rounded down to the next whole number, determined by multiplying (i) the total number of directors on the Company Board by (ii) the percentage that the number of Company Shares purchased by Purchaser pursuant to the Offer bears to the total number of Company Shares outstanding at the Acceptance Time; provided, however, that in no event shall Parent be entitled to designate any directors to serve on the Company Board unless it is the beneficial owner of Company Shares entitling it to exercise at least a majority of the voting power of the outstanding Company Shares. After the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary to enable Parent’s designees to be so elected or appointed to the Company Board, including by promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board and/or promptly securing the resignations of such number of the Company’s incumbent directors to the extent necessary to permit Parent’s designees to be elected or appointed to the Company Board in accordance with this Section 7.2(a); provided, however, that prior to the Effective Time, the Company Board shall always have at least two Continuing Directors.

(b) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 7.2, so long as Parent shall have provided to the Company all information with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

(c) Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 7.2(a), and until the Effective Time, effectuation of any of the following shall require (A) there to be in office at least two Continuing Directors and (B) the approval of a majority of the Continuing Directors: (i) any amendment to or termination of this Agreement by the Company, (ii) any amendment to the Organizational Documents of the Company or any Company Subsidiary, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) any waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement, (v) any Change in Recommendation, (vi) any other consent or action by the Company Board with respect to this Agreement or the Merger, or (vii) the exercise or waiver of any of the Company’s rights or remedies under this Agreement or otherwise with respect to the Transactions. Except for the matters described in clause (ii) of this Section 7.2(c), to the fullest extent permitted by applicable Legal Requirements, the authorization of any such matter described in the immediately foregoing sentence by a majority of the Continuing Directors shall constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include counsel to the Company as of the date of this Agreement) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute or commence any Legal Proceeding or other action on behalf of the Company to enforce any provision of this Agreement.

7.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company in good faith (i) would result in the disclosure of any trade secrets of a Third Party, (ii) would violate any obligation of the Company or any Company Subsidiary with respect to confidentiality, (iii) could be expected to result in the waiver of protections afforded the Company or any Company Subsidiary under the attorney-client privilege or the attorney work product doctrine, (iv) would violate any Legal Requirement, or (v) would materially interfere with the conduct of the business of the Company or any Company Subsidiary; and provided, further, that with respect to clauses (i) through (v) of this Section 7.3(a), the Company shall use commercially reasonable efforts to (A) obtain the required consent of any Third Party to provide such access or disclosure, or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

(b) All information obtained by Parent or Purchaser pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

7.4 Solicitation of Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or knowingly encourage the announcement, submission or making of, any Acquisition Proposal, (ii) approve or recommend any Acquisition Proposal, enter into any definitive agreement with respect to or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any proposal that constitutes, or could reasonably be expected to lead to the announcement, submission or making of, any Acquisition Proposal; provided, however, that if in response to an Acquisition Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with its outside counsel, that the failure to take such action does or could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under Delaware law, then the Company may at any time prior to the earlier of the Acceptance Time or receipt of the Required Stockholder Vote (x) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its Representatives, but only pursuant to a confidentiality agreement that is no less favorable with respect to the confidentiality and use of such information to the Company than the Confidentiality Agreement; provided, however, that the Company advises

Parent of all such information delivered to such person concurrently with its delivery to such person and concurrently with its delivery to such person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

(b) The Company shall, and shall cause its subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Acquisition Proposal. The Company shall promptly deny access to any data room (virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party.

(c) The Company shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt, if any proposal, offer or inquiry is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in each case in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the person making such proposal, offer, inquiry or request and the terms and conditions of any proposals or offers or the nature of any inquiries or requests (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Except as permitted by this Section 7.4(d), neither the Company Board nor any committee thereof shall (i) fail to make, or withdraw, qualify or modify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (including any failure to include the Company Board Recommendation in each of the Schedule 14D-9 and the Proxy Statement), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (it being understood that, with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal shall be considered a breach of this clause (ii)), (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Company Board Recommendation within five business days after Parent’s written request, or (iv) resolve, agree or publicly propose to take any such actions (any failure or action described in clauses (i) through (iv) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, the Company Board may, prior to the Effective Time, (x) make a Change in Recommendation, or (y) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with outside counsel, that the failure to make such Change in Recommendation would reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, provided, however, that: (A) if such Change in Recommendation is in response to an

Acquisition Proposal, such Change in Recommendation may only be made if (1) the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, (2) the Company has provided Parent with at least three business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Company Board and identifying the parties thereto, together with copies of any agreement to be entered into giving effect to such Superior Proposal and any other material documents related thereto (the “Recommendation Change Notice”), and (3) at 5:00 p.m., New York time, on the date that is three business days following the date on which Parent received the Recommendation Change Notice (or, in the event that the applicable Acquisition Proposal has been materially revised or modified, at 5:00 p.m., New York time, on the second business day following the date of receipt of notice of such material revision or modification, if later), such Acquisition Proposal has not been withdrawn and the Company Board continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of this Agreement offered by Parent so that a Change in Recommendation is no longer necessary; and (B) if such Change in Recommendation is other than in response to an Acquisition Proposal, such Change in Recommendation may only be made if (x) such Change in Recommendation is made in response to one or more Intervening Events, (y) the Company has provided Parent with at least two business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor, and (z) at 5:00 pm, New York time, on the date that is two business days following the date on which Parent received the notice specified in the foregoing clause (y), the Company Board continues to determine, in good faith, after consultation with outside counsel, that failure to make such a Change in Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the Company’s stockholders under Delaware law, after taking into account any changes to the terms and conditions of this Agreement offered by Parent so that a Change in Recommendation is no longer necessary.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any required disclosure to the Company’s stockholders, if in each case the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such position or the failure to make such disclosure could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to its stockholders under Delaware law; provided, that this Section 7.4(e) shall not affect the rights of Parent or Purchaser hereunder.

7.5 Employee Benefits Matters.

(a) Parent agrees that all employees of the Company and the Company Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, following the Effective Time, (i) be entitled to receive base pay, bonus and commission targets and benefits that are substantially similar, in the aggregate, to the base pay, bonus and commission targets and benefits provided to such employees of the Company and the Company Subsidiaries immediately prior to the earlier of the Acceptance Time or the Effective Time (other than equity compensation plans, change in control agreements, and employment agreements), or (ii) be eligible to participate in Parent’s employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent.

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for all purposes of eligibility to participate in, and vesting (but not benefit accrual, except for vacation entitlement) of, Parent’s employee benefit plans other than post-employment health or post-employment welfare. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all Plans listed on Section 4.10(a) of the Disclosure Schedule applicable to Continuing Employees.

(d) Parent and the Company shall use reasonable good faith efforts in making any and all filings and/or notices required by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect to any transfer of assets and liabilities occurring pursuant to this Agreement. Parent and the Company shall each use reasonable good faith efforts to cooperate in making any required communications with Continuing Employees as they relate to any employee benefit plan, program, policy, or arrangement maintained for the benefit of Continuing Employees or the transactions contemplated by this Agreement. No such communication shall be distributed without the consent of Parent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but without limiting any existing rights of the Continuing Employees under any Plans, no provision of this Section 7.5 shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason, or (ii) require Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. Neither the Company nor Parent intends this Section 7.5 to create any rights or interests, except as between the Company and Parent, and no person shall be treated as a third party beneficiary by, in or under this Section 7.5 or any related document. Nothing in this agreement shall constitute an amendment to any Plan, and no Plan shall be amended absent a separate written amendment that complies with such Plan’s amendment procedures.

(f) This Section 7.5 shall survive the consummation of the Merger and the Effective Time.

7.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the earlier of the Acceptance Time and the Effective Time, Parent shall, or shall cause the Company and the Company Subsidiaries and the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any Indemnified Person as of the date hereof, and (ii) for a period of six years from and after the Acceptance Time, any indemnification, expense advancement and exculpation provision set forth in the Organizational Documents of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement. The Organizational Documents of the Surviving Corporation shall contain the provisions with respect to indemnification, expense, advancement and exculpation from liability set forth in the Company’s Organizational Documents on the date of this Agreement, and, for a period of six years from and after the earlier of the Acceptance Time and the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person. Nothing in this Section 7.6(a) shall restrict the ability of the Surviving Company to undertake any merger, consolidation or liquidation following the Effective Time so long as Parent provides the indemnification contemplated in Section 7.6(b).

(b) Without limiting the provisions of Section 7.6(a), during the period commencing at the earlier of the Acceptance Time and the Effective Time and ending on the sixth anniversary of the earlier of the Acceptance Time and the Effective Time to the fullest extent permitted by applicable Legal Requirements, Parent shall or shall cause the Company and the Company Subsidiaries, and the Surviving Corporation and its subsidiaries to, indemnify and hold harmless each Indemnified Person against and from all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative that arises directly or indirectly out of or pertains directly or indirectly to (1) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other affiliates of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Acceptance Time) or (2) any of the Transactions. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within 10 business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such

Indemnified Party is not entitled to indemnification under applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Section 7.6(b), Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration, investigation or inquiry for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, Legal Proceeding, arbitration, investigation or inquiry.

(c) From the earlier of the Acceptance Time and the Effective Time through the sixth anniversary of the earlier of the Acceptance Time and the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Persons, directors’ and officers’ liability insurance coverage on terms and conditions (including with respect to coverage, deductibles and amounts) that are no less favorable than the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 7.6(c) to expend in any one year an amount in excess of 200% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above or elsewhere in this Agreement, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the earlier of the Acceptance Time and the Effective Time, which provides the Indemnified Persons with directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the earlier of the Acceptance Time and the Effective Time for a period ending no earlier than the sixth anniversary of the earlier of the Acceptance Time and the Effective Time; provided, that the aggregate premium for the Tail Policy shall not exceed 600% of the annual premium payable by the Company as of the date of this Agreement with respect to its current directors’ and officers’ liability insurance policy.

(d) This Section 7.6 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 7.6 is intended to benefit, and may be enforced by, the Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations set forth in this Section 7.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the Company’s current directors’ and officers’ liability insurance policies or the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under such insurance policies or the Tail Policy (and their heirs and representatives). In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, proper provision shall be made so that the successors and assigns shall assume all of the obligations thereof set forth in this Section 7.6.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of the Company Subsidiaries at or at or at any time prior to the earlier of the Acceptance Time or the Effective Time shall be deemed to be an “Indemnified Person.”

7.7 Filings; Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; (ii) in furtherance and not in limitation of the foregoing, both the Company and Parent agree to make filings of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions contemplated hereby as promptly as practicable and in no event in more than ten business days following the execution of this Agreement; (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; and (iv) without limiting the foregoing clause (iii), promptly deliver all required notices to, and use their commercially reasonable efforts to seek all consents of, any Person required in order to permit the acquisition of Company Shares pursuant to the Offer, the consummation of the Merger and the other Transactions without giving rise to any violation, breach, loss of any benefit under, conflict with the provisions of, or default (or event which, with the giving of notice or passage of time, would constitute a default) under, termination or modification of, or right of termination or modification of, or the creation of any Lien on any asset of the Company or any Company Subsidiary, pursuant to any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (with the understanding and agreement that obtaining such consents is not a condition under Annex A or a condition under Section 8.2). Without limiting the generality of the foregoing, each of Parent and Purchaser (A) shall promptly provide all information requested by any Governmental Authority in connection with the Transactions, and (B) shall use reasonable best efforts to promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Authority in connection with the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Purchaser be obligated to, and the Company and the Company Subsidiaries shall not, without the prior written consent of Parent, agree to or proffer (u) any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the consents contemplated by clause (iv) above, (v) any restriction, prohibition or limitation on the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, (w) any disposition of or holding separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, (x) any restriction, prohibition or limitation on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (y) any limitation on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (z) any divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock.

(b) Without limiting the generality of anything contained in Section 7.7(a), each party hereto shall (1) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Authority with respect to the Transactions, (2) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (3) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding.

7.8 Rule 16b-3. Parent and Purchaser shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

7.9 Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Transactions and prior to making any filings with any Governmental Authority with respect to the Transactions; provided, however, that the Company need not consult with Parent in connection with (i) any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation, (ii) any disclosure to be filed by the Company with the SEC that is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; (iii) any disclosure which is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences that is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent) and (iv) any disclosure to employees of the Company or Company Subsidiaries that is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent).

7.11 Interim Operations of Purchaser. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Purchaser shall not engage in (and Parent shall not authorize or permit Purchaser to engage in) any activities of any nature except as expressly provided in or contemplated by this Agreement.

7.12 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Company Shares from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

7.13 Transfer Taxes. Except as provided in Section 3.9(b), all Transfer Taxes, whether imposed on the holders of Company securities, the Company, Parent, Purchaser, or a Subsidiary shall be paid by Parent or the Company, and all Tax Returns required to be filed in connection with any Transfer Taxes shall be prepared and filed by Parent or the Company.

8.	CONDITIONS TO THE MERGER

8.1 Conditions to the Obligations of the Parties. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Stockholder Approval. If the adoption of this Agreement by the stockholders of the Company is required by applicable Legal Requirements, the Required Stockholder Vote shall have been obtained;

(b) No Injunctions; Legal Requirements. No Legal Requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, and no court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger, which restraining order, injunction or Judgment shall be in effect;

(c) Regulatory Approvals The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or otherwise been terminated and all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Authority and required to be obtained or made in connection with the consummation of the Merger shall have been made or obtained by Parent, Purchaser or the Company, as the case may be, although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered required to be obtained or made in connection with the consummation of the Merger; and

(d) Completion of the Offer. Unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment all Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) pursuant to the Offer.

8.2 Conditions to the Obligations of Parent and Purchaser. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representation and Warranties. The representations and warranties of the Company (i) set forth in Section 4.3(a), Section 4.3(b), Section 4.3(c) and in the first sentence of Sections 4.3(e) shall be true and correct other than in any de minimis respect as of the date of this Agreement and as of the Closing Date as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); (ii) set forth in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of this Agreement and as of the Closing Date as if made as of such date; and (iii) all other representations set forth in this Agreement, other than those described in clauses (i) and (ii), shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in the case of this clause (iii), where the matters giving rise to the failure of such representations and warranties to be true and correct would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations. The obligations, covenants and agreements of the Company contained in this Agreement that are required to have been performed or complied with by the Company prior to the Closing shall have been performed or complied with in all material respects, or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable);

(c) No Material Adverse Effect. No event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of this Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; and

(d) Certificate. Parent shall have received a certificate dated as of the Closing Date signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

8.3 Conditions to the Obligations of the Company. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligations of the

Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the date of this Agreement and as of the Closing Date as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where matters giving rise to the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Purchaser to consummate the Merger;

(b) Performance of Obligations. Parent and Purchaser shall have performed or complied in all material respects with their respective obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing, or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable); and

(c) Certificate. The Company shall have received a certificate dated as of the Closing Date signed on Parent’s behalf by a duly authorized executive officer thereof certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4 Frustration of Closing Conditions. Neither Parent nor Purchaser may rely on the failure of any condition set forth in Section 8.02 to be satisfied if such failure was caused by the failure of Parent or Purchaser to perform any of their respective obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

9.	TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Required Stockholder Vote has been obtained:

(a) by mutual consent of the Company (duly authorized by the Company Board) and Parent at any time prior to the Acceptance Time;

(b) by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a) or if, for any reason other than the occurrence of the Offer Termination, Purchaser shall have failed to purchase all Company Shares, In-the-Money Warrants or Company Notes validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended);

(c) by Parent or the Company, at any time after May 23, 2011 (provided that if (i) (A) the Offer Termination shall not have occurred and (B) each of the conditions set forth in Annex A (other than the conditions set forth in clause “(2)” or clause “(3)” of Annex A shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, or (ii) (X) the Offer Termination shall have occurred and (Y) in the case of Parent, each of the conditions set forth in Section 8.1 and 8.2 (other than the condition set forth in Section 8.1(c)) and (Z) in the case of the Company, each of the conditions set forth in Section 8.1 and 8.3 (other than the condition set forth in Section 8.1(c)) shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, such date shall automatically be extended to June 23, 2011) (such applicable date, the “End Date”)), if the consummation of the Merger shall not have occurred on or before the close of business on the End Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party if (i) the Acceptance Time shall have occurred, or (ii) the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under this Agreement has resulted in the failure of the Merger to be consummated on or before the End Date;

(d) by Parent or the Company if (i) there shall be any Legal Requirement in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any restraining order, injunction or Judgment prohibiting the consummation of the Merger and such restraining order, injunction or Judgment shall have become final and non-appealable;

(e) by Parent or the Company if for any reason other than the occurrence of the Offer Termination, the Offer (as it may have been extended pursuant to Section 2.1(d)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any affiliate of such party) to perform any covenant or other obligation under this Agreement;

(f) by the Company, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, if (i) the Company Board determines to accept, or enter into a definitive agreement with respect to, a Superior Proposal, (ii) the Company has complied with Section 7.4, (iii) the Company Board concurrently with such termination enters into a definitive agreement providing for such Superior Proposal and concurrently with such termination pays the Termination Fee to Parent;

(g) by Parent, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Required Stockholder Vote, if a Change in Recommendation shall have occurred;

(h) by Parent, at any time prior to the Acceptance Time if (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 4 such that, (A) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A would not be satisfied or (B) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy shall not have been cured to the extent necessary that the condition contained in clause “(a)” of Annex A, or Section 8.2(a), as applicable, would be satisfied;

(i) by the Company at any time prior to the Acceptance Time if (i) there shall have been as of any date an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser contained in Section 5 such that the condition set forth in Section 8.3(a) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) if such Uncured Inaccuracy is reasonably capable of cure, at least 45 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured to the extent necessary that the condition contained in Section 8.3(a) would be satisfied;

(j) by Parent at any time prior to the Acceptance Time if (i) any covenant of the Company contained in this Agreement shall have been breached such that, (A) if the Offer Termination shall not have occurred, the condition set forth in clause “(b)” of Annex A would not be satisfied or (B) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured to the extent necessary that the condition contained in clause “(b)” of Annex A, or Section 8.2(b), as applicable, would be satisfied;

(k) by the Company at any time prior to the Acceptance Time if (i) any covenant of Parent or Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 8.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) if such breach is reasonably capable of cure, at least 30 calendar days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured to the extent necessary that the condition contained in Section 8.3(b) would be satisfied;

(l) by Parent at any time prior to the Acceptance Time if the Company shall have breached its obligations under Section 7.4 other than an immaterial breach; or

(m) by Parent or the Company if the Required Stockholder Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

provided, however, that notwithstanding anything to the contrary contained in this Section 9.1: (1) Parent shall not be permitted to terminate this Agreement pursuant to Section 9.1(h) or Section 9.1(j) if (A) Parent or Purchaser shall then be in breach of any covenant contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, or (B) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Purchaser contained in Section 5 such that the condition set forth in Section 8.3(a) would not be satisfied; and (2) the Company shall not be permitted to terminate this Agreement pursuant to Section 9.1(i) or Section 9.1(k) if (x) any covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (y) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 4 such that (I) if the Offer Termination shall not have occurred, the condition set forth in clause “(a)” of Annex A would not be satisfied or (II) if the Offer Termination shall have occurred, the condition set forth in Section 8.2(a) would not be satisfied.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 7.3(b), this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach of any covenant contained in this Agreement. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

9.3 Termination Fee; Expenses.

(a) If this Agreement is validly terminated by Parent pursuant to Section 9.1(g) or Section 9.1(l), then, within two business days after such termination, the Company shall cause to be paid to Parent, by wire transfer of immediately available funds, a termination fee in the amount of $45,000,000 (the “Termination Fee”).

(b) If this Agreement is validly terminated by the Company pursuant to Section 9.1(f) then, concurrently with such termination and as a condition to the effectiveness of such termination, the Company shall cause to be paid to Parent, by wire transfer of immediately available funds, the Termination Fee.

(c) If (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.1(c), Section 9.1(j) or Section 9.1(m), and (ii) at or prior to the termination of this Agreement (in the case of termination pursuant to Section 9.1(j)), or at or prior to the End Date (in the case of termination pursuant to Section 9.1(c)) or the Stockholders’ Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 9.1(m)), a Third Party shall have publicly disclosed an Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), then (A) within two business days of such termination the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with this Agreement or the Transactions (the “Parent Expenses”); provided, that the Company’s maximum aggregate reimbursement obligation pursuant to this clause (A) shall be $7,500,000, and (B) if, within 12 months after the date of termination of this Agreement, the Company enters into a definitive agreement providing for, or consummates, transaction within the scope of the definition of “Acquisition Proposal” (provided that for purposes of this clause (B), each reference in the definition of “Acquisition Proposal” to 15% shall be deemed to be a reference to 50%), then the Company shall within two business days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause to be paid to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee less any Parent Expenses previously reimbursed by the Company.

(d) Subject to Section 9.3(c) and Section 9.3(e), all costs and expenses incurred in connection with this Agreement, the Support Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee or the Parent Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of legal counsel) in connection with the collection under and enforcement of this Section 9.3 with interest on the amount of the Termination Fee or the Parent Expenses, as the case may be, from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(f) In the event that Parent shall receive the Termination Fee pursuant to this Section 9.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser or any of their respective affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of the Company Subsidiaries or any of their respective affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination.

10.	GENERAL PROVISIONS

10.1 Amendment. Subject to Section 7.2, this Agreement may be amended with the approval of the respective parties (which in the case of the Company prior to the Acceptance Time shall be duly authorized by the Company Board and after the Acceptance Time shall be required to be duly authorized by the Continuing Directors) at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the earlier of the Acceptance Time and the Effective Time. This Section 10.3 shall not limit the survival of any covenant or agreement of the Company in this Agreement which by its terms contemplates performance after the Acceptance Time and the Effective Time.

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

Clinical Data, Inc.

One Gateway Center, Suite 702

Newton, MA 02458

Facsimile No: 617-663-6458

Attention: Caesar J. Belbel, Esq., Executive Vice President and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Facsimile No: 617-937-2400

Attention: Marc A. Recht

  Barbara L. Borden

if to Parent or Purchaser:

FL Holding CV

c/o Cox Hallett Wilkinson

Cumberland House, 9th Floor

1 Victoria Street

HM 11 Hamilton, Bermuda

Facsimile No: 441-292-7880

Attention: Howard Solomon, President

with copies (which shall not constitute notice) to:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Facsimile No: 212-224-6740

Attention: Herschel S. Weinstein, Vice President – General Counsel

and

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Facsimile No: 646-441-9012

Attention: Andrew W. Ment

if to the Guarantor:

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022

Facsimile No: 212-224-6740

Attention: Howard Solomon, President

with copies (which shall not constitute notice) to:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Facsimile No: 212-224-6740

Attention: Herschel S. Weinstein, Vice President – General Counsel

and

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Facsimile No: 646-441-9012

Attention: Andrew W. Ment

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Purchaser acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that no Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; and (b) the Company acknowledges and agrees that Parent and Purchaser have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 5, and that no Representative of Parent or Purchaser has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, solely after the Effective Time, Sections 3.6 and 7.6 to the extent provided therein; provided, however, that the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its securityholders (including damages based on the loss of the economic benefits of the Transactions to the securityholders) in the event of any breach by Parent or Purchaser of this Agreement, which right is hereby acknowledged and agreed by Parent and Purchaser.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto.

10.9 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, and notwithstanding any other provision of this Agreement (including Section 9), any party hereto shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof.

10.10 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.10, however, shall affect the right of any person to serve legal process in any other manner permitted by law.

10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) Unless otherwise indicated, all references herein to Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(f) Unless the context otherwise specifies, all references to a document or instrument having been made available to Parent shall be deemed to mean that such document or instrument has been made available to Parent, to Parent’s legal advisor or to any other Representative of Parent by posting such document in the electronic dataroom for “Project Torchlight” hosted by Merrill Corporation.

(g) All references in this Agreement to “$” are intended to refer to U.S. dollars.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 Obligation of Parent. Parent shall cause each of Purchaser and the Surviving Corporation to (or shall do so on their behalf) duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and agreements of Purchaser and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

10.15 Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate sections and subsections corresponding to the Sections and subsections of Section 4. Any information set forth in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections and subsections of the Disclosure Schedule as though fully set forth in such other sections and subsections to the extent that it is readily apparent from such disclosure on its face that such disclosure is applicable to such other section or subsection. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

10.16 Disclosure. Nothing contained in this Agreement shall be deemed to limit the ability of the Company or the Company Board to make any disclosure if the Company Board determines in good faith (after consultation with counsel) that failure to do so would be reasonably expected to result in either (a) a breach by the Company Board of its fiduciary duties to holders of Company Shares or (b) a violation of any Legal Requirement; provided, that this Section 10.16 shall not affect the rights of Parent or Purchaser hereunder.

10.17 Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent pursuant to this Agreement (the “Obligations”). If Parent fails to pay or perform the Obligations when due, then all of the Guarantors’ liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Parent. To the fullest extent permitted by law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FL HOLDING CV

By
Name:
Title:

MAGNOLIA ACQUISITION CORP.

By
Name:
Title:

FOREST LABORATORIES, INC.

By
Name:
Title:

CLINICAL DATA, INC.

By
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions of the Offer

Notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, accept for payment, and (subject to the rules and regulations of the SEC) Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, pay for, any Company Shares, In-the-Money Warrants or Company Notes tendered pursuant to the Offer (and not theretofore accepted for payment and paid for) unless:

(1) at the time of the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement), there shall have been tendered and not validly withdrawn Company Shares, Company Notes and In-the-Money Warrants, that, considered together with all other Company Shares (if any) beneficially owned by Parent and its affiliates (with Company Notes and In-the-Money Warrants calculated on an as-converted to Company Common Stock basis) plus the number of all Company Shares issued or issuable pursuant to the Top-Up Option, represent one more than 90% of the sum of (x) the total number of Company Shares outstanding at the time of the expiration of the Offer (calculated on a fully diluted basis) plus (y) the number of all Company Shares issued or issuable pursuant to the Top-Up Option;

(2) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Company Shares pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated;

(3) any Required Governmental Approval (as defined below) shall have been made or obtained by Parent, Purchaser or the Company, as the case may be; and

(4) the Company shall have furnished Parent with a certificate dated as of the date of determination signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clause “(a)”, “(b)” and “(c)” of this Annex A are satisfied;

For purposes of the Agreement and this Annex A, the condition set forth in clause “(1)” above is referred to as the “Minimum Condition” and for purposes of clause “(3)” above “Required Governmental Approval” shall mean any authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Authority required to be obtained or made in connection with the purchase of Company Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby, although no pre-merger notification forms under the antitrust or competition laws of any foreign jurisdiction will be considered a Required Governmental Approval.

Furthermore, notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to, and Parent shall not be obligated to cause Purchaser to, accept for payment, and (subject to the rules and regulations of the SEC) Purchaser shall not be obligated to, and Parent shall not be obligated to cause Purchaser to, pay for, any Company Shares, In-the-Money

Warrants or Company Notes tendered pursuant to the Offer (and not theretofore accepted for payment and paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 2.1(d) of the Agreement) and before acceptance of such Company Shares, In-the-Money Warrants and Company Notes for payment, any of the following conditions exists and is continuing:

(a) (i) the representations and warranties of the Company contained in Section 4.3(a), Section 4.3(b) and Section 4.3(c) and in the first sentence of Section 4.3(e) shall not be true and correct other than in any de minimis respect as of the date of the Agreement and as of the Acceptance Time as if made on such date (except for those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such date); (ii) the representations and warranties of the Company contained in Section 4.1(a) (Organization and Qualification; Company Subsidiaries), Section 4.3 (Capitalization) (other than the representations and warranties described in clause (i)) and Section 4.4 (Authority Relative to this Agreement) shall not be true and correct in all material respects (unless such representation or warranty is already qualified by materiality or Material Adverse Effect, in which case in all respects) as of the date of the Agreement and as of the Acceptance Time as if made as of such date; and (iii) each of the other representations and warranties of the Company contained in the Agreement, other than those described in clauses (i) and (ii), shall not be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the date of the Agreement and as of the Acceptance Time, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall not have been true and correct as of such earlier date), and, in the case of this clause (iii), such failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) the obligations, covenants and agreements of the Company contained in the Agreement that are required to have been performed or complied with by the Company prior to the Acceptance Time shall not have been performed or complied with in all material respects; or, if not performed or complied with in all material respects, such noncompliance or failure to perform shall have been cured (to the extent curable

(c) any event, occurrence, development or state of circumstances, change, fact or condition shall have occurred since the date of the Agreement that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

(d) there shall have been issued, since the date of the Agreement, by any court of competent jurisdiction, an injunction (that shall not have been vacated, withdrawn or overturned) that prohibits the acceptance for payment of Company Shares, Company Notes or In-the-Money Warrants tendered pursuant to the Offer or that prohibits the consummation of the Merger;

(e) any Legal Requirement shall be in effect that makes illegal or prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued any

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restraining order, injunction or Judgment prohibiting the consummation of the Merger, which restraining order, injunction or Judgment shall be in effect; or

(f) the Agreement shall have been validly terminated in accordance with Section 9 of the Agreement.

The conditions set forth in this Annex A are for the sole benefit of Parent and Purchaser, and may be asserted by either Parent or Purchaser, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Parent or Purchaser in whole or in part at any time and from time to time, subject to the terms of the Agreement and applicable Legal Requirements. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

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